UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
 INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)
_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

March 31, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 9:30 a.m., local time, on Tuesday, May 23, 2017, at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay's business operations.  We will provide time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important that your shares are represented and voted at the annual meeting.  Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Marc Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 23, 2017.

The following materials, also included with this Notice, are available for viewing on the Internet:

Proxy Statement for the 2017 Annual Meeting of Stockholders

2016 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 23, 2017

The 2017 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355, on Tuesday, May 23, 2017 at 9:30 a.m., local time.  The meeting will be held to consider and act upon:

1.	the election of three directors to hold office until 2020;
2.	the ratification of our independent registered public accounting firm;
3.	the advisory vote on executive compensation;
4.	the advisory vote on the frequency of the advisory vote on executive compensation;
5.	the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan; and
6.	such other business as may be brought properly before the meeting.

The Board of Directors unanimously recommends a vote "FOR ALL" nominees, "FOR" proposals two, three, and five, and "TRIENNIALLY" for proposal four.

The stockholders of record at the close of business on March 27, 2017 will be entitled to vote at the annual meeting or at any adjournment thereof.  Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,
Peter Henrici
Corporate Secretary

Malvern, Pennsylvania
March 31, 2017

TABLE OF CONTENTS

SECTION

Summary	1

About the Meeting	4

Governance of the Company	8

Director Compensation	12

Proposal One – Election of Directors	13

Report of the Audit Committee	16

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	17

Security Ownership of Certain Beneficial Owners and Management	18

Executive Compensation	21

Report of the Compensation Committee	35

Compensation Tables	36

Proposal Three – Advisory Vote on Executive Compensation	48

Proposal Four – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	48

Proposal Five – Approval of the Amended and Restated Vishay Intertechnology Section 162(m) Cash Bonus Plan	49

Certain Relationships and Related Transactions	50

Other Matters	51

Availability of Annual Report and Form 10-K to Stockholders	51

Annex A – Amended and Restated Vishay Intertechnology Section 162(m) Cash Bonus Plan	A-1

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information

Date and time	Tuesday, May 23, 2017 at 9:30 a.m.
Meeting location	Vishay Intertechnology, Inc. World Headquarters 63 Lancaster Ave. Malvern, PA 19355
Record date	March 27, 2017
Voting	Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

Meeting Agenda

The meeting will be held to consider and act upon:

•	The election of three directors to hold office until 2020;
•	The ratification of Ernst & Young as our independent registered public accounting firm;
•	The advisory vote on executive compensation;
•	The advisory vote on the frequency of the advisory vote on executive compensation;
•	The approval of the amended and restated Vishay Intertechnology 162(m) Cash Bonus Plan; and
•	Such other business as may be brought properly before the meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of three directors to hold office until 2020 (see Proposal One);
•	FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two);
•	FOR the advisory vote on executive compensation (see Proposal Three);
•	FOR a TRIENNIAL advisory vote on executive compensation (see Proposal Four); and
•	FOR the approval of the amended and restated Vishay Intertechnology 162(m) Cash Bonus Plan (see Proposal Five).

Nominees for Directors

The total number of shares of our common stock and Class B common stock outstanding was 134,047,489 and 12,129,227, respectively, at March 27, 2017. Ruta Zandman controls, solely or on a shared basis with Marc Zandman and Ziv Shoshani, approximately 42.6% of the total voting power of our capital stock; Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 33.8% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Marc Zandman, approximately 33.8% of the total voting power of our capital stock.  While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The nominees for election as Class II Directors for terms of three years, expiring at the 2020 annual meeting of stockholders, are summarized as follows:

Name	Age	Director since

Dr. Abraham Ludomirski Founder and Managing Director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices	65	2003
Ronald Ruzic Retired Group President, BorgWarner Automotive, Inc.	78	2009
Raanan Zilberman Chief Executive Officer, Caesarstone Ltd.	56	2017

The Board of Directors recommends a vote FOR the election of three directors to hold office until 2020 (see Proposal One).

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of Ernst & Young LLP is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.  The Board of Directors recommends a vote FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two).

Executive Compensation Advisory Vote and Its Frequency

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Congress adopted Section 14A of the Securities Exchange Act of 1934, pursuant to which the Board is giving our stockholders an opportunity to approve on an advisory, or non-binding, basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement. Section 14A also allows stockholders to vote, at least once every six years, on the frequency with which such vote should occur, the options being once every one, two, or three years.

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, and the other Named Executive Officers, and administering Vishay's incentive compensation and equity-based plans.

As discussed in greater detail in "Executive Compensation – Compensation Discussion and Analysis," Vishay's compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company. The compensation program should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.

The compensation arrangements are designed to provide an incentive for positive performance while avoiding the encouragement of inappropriate risk-taking.

The compensation arrangements vary among our Named Executive Officers, but generally include:

•	a market-competitive base salary;
•
cash incentive compensation, a portion of which is based on Company-wide achievements and another portion of which is based on personal achievements, with a cap to discourage inappropriate risk-taking;

•	equity-based compensation, of which 75% vests only upon the achievement of three-year performance metrics and the balance of which vests on January 1 of the third year following the grant date;
•	deferred cash compensation generally payable at retirement / termination of employment;
•	deferred equity compensation in the form of phantom stock units payable at retirement / termination of employment for certain of our Named Executive Officers;
•	retirement benefits; and
•	perquisites and other personal benefits.

This proxy statement includes a comprehensive "Summary Compensation Table" that calculates compensation earned by our Named Executive Officers in accordance with SEC rules. Some of the compensation reported in the Summary Compensation Table, for example, equity-based compensation, deferred cash compensation, retirement benefits, and phantom stock units, was not realized by the executives, and in the case of equity-compensation measured on the grant date, might never be fully realized.

The Board of Directors believes that our executive compensation program is appropriately designed to support the Company's long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives' interests with those of the stockholders. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our Named Executive Officers (see Proposal Three).

The Board of Directors also recommends that you vote to hold an advisory vote on executive compensation TRIENNIALLY (every three years) (see Proposal Four). One of the core principles of our executive compensation program is to ensure management's interests are aligned with our stockholders' interests. Accordingly, we grant stock awards with multi-year vesting periods and our performance-based RSUs vest based on three-year performance results to encourage our officers to focus on long-term performance. A triennial vote would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

Approval of the Amended and Restated Vishay Intertechnology Section 162(m) Cash Bonus Plan

The Board of Directors has approved, and is proposing that the stockholders approve, an amendment and restatement of the 162(m) Cash Bonus Plan to allow the Compensation Committee of the Board of Directors to designate senior executives for the Plan and to determine the amount, term, and conditions of the bonuses awarded.  The 162(m) Plan is intended to qualify as a "performance-based" plan under Section 162(m) of the Internal Revenue Code. To qualify under Section 162(m), stockholder approval is required for any material amendment to the 162(m) Plan and the plan must be re-approved by stockholders at least every five years.  The Board of Directors recommends a vote FOR the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan.

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2017 Annual Meeting of Stockholders of Vishay to be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355 on Tuesday, May 23, 2017 at 9:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about March 31, 2017.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually.  This year's meeting will be held on May 23, 2017.  There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors (which throughout this proxy statement we refer to as the "Board") is seeking your proxy to vote on these items.  This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting.  Please read these materials carefully so that you have the information you need to make informed decisions.  Throughout this proxy statement, we will refer to ourselves as "Vishay Intertechnology, Inc.," "Vishay," "we," "our," or the "Company."

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy.  When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established March 27, 2017 as the record date for the 2017 annual meeting.

What is the difference between "Stockholders of Record" and "Beneficial Owners"?

If your shares are registered directly in your name with Vishay's transfer agent, you are considered, with respect to those shares, the "Stockholder of Record." The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "Beneficial Owner" of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors' recommendations are set forth together with the description of each proposal in this proxy statement.  In summary, the Board of Directors recommends a vote:

•	FOR the election of three directors to hold office for terms of three years (see Proposal One);
•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2017 (see Proposal Two);
•	FOR the advisory approval of executive compensation (see Proposal Three);
•	FOR a TRIENNIAL advisory vote on executive compensation (see Proposal Four); and
•	FOR the approval of the amended and restated Vishay Intertechnology 162(m) Cash Bonus Plan (see Proposal Five).

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock.  On the record date, there were 134,047,489 shares of common stock and 12,129,227 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay's stockholders during ordinary business hours for a period of ten days prior to the annual meeting at the Company's headquarters, 63 Lancaster Avenue, Malvern, PA 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business.  As set forth in Vishay's by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked "ABSTAIN" will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are not regarded as voted shares and will have no effect on the election of directors under Proposal One or on the votes with respect to Proposals Two, Three, and Five.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners.  If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange ("NYSE").  Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors, advisory votes on executive compensation, advisory votes on the frequency of stockholders' advisory votes on executive compensation, approval of our cash bonus plan, or stockholder proposals.  Accordingly, brokers may vote in their discretion only on Proposal Two.

A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares.   Because the Company has a plurality voting standard for the election of directors, and because the other proposal will be determined by a majority of votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•
Proposal One. The election of three directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or presented by proxy and voted on the election of directors.

•
Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the ratification of the appointment of Ernst & Young LLP.

•
Proposal Three. The advisory approval of the compensation of the Company's executive officers as disclosed in the "Compensation and Discussion Analysis" section of this proxy statement requires a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the advisory approval of the compensation of the Company's executive officers.

•	Proposal Four. The advisory vote on the frequency of the advisory vote on executive compensation requires a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy. If none of the alternatives receive a majority vote, the frequency selected by stockholders on an advisory basis will be determined by a plurality of votes.
•	Proposal Five. The approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted.

Who paid to send me the proxy materials?

The cost of solicitation of proxies will be borne by Vishay.  The Board of Directors may use the services of Vishay's directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Vishay is required to make these materials available to you.  SEC rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2017 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about March 31, 2017. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.  If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay's investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

How do I vote my shares? Can I vote electronically?

If you are a holder of record of our common stock as of the record date, there are four ways to vote:

•
If you elected to receive hardcopy proxy materials, please complete, date, and sign the proxy card included in the materials sent to you and return it without delay in the provided envelope, which requires no additional postage if mailed in the United States.

•
If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

•	You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your proxy card.

•	You may also vote by written ballot at the annual meeting.

The shares represented by your proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote "FOR ALL" or "WITHHOLD" your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposals Two, Three, and Five. You may vote "TRIENNIALLY," "BIANNUALLY," "ANNUALLY" or "ABSTAIN" on Proposal Four.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to vote your proxy.

Can I change my vote after I return my proxy card?

Yes.  You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;
•	provide written notice of the revocation to Vishay's Corporate Secretary; or
•	attend the annual meeting and vote in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm to be a routine matter.  On routine matters, your broker or nominee can vote your street name shares even though you have not provided voting instructions, or chose not to vote your shares on those matters.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay's shares or voting power?

Ruta Zandman controls, solely or on a shared basis with Marc Zandman and Ziv Shoshani, approximately 42.6% of the total voting power of our capital stock; Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 33.8% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Marc Zandman, approximately 33.8% of the total voting power of our capital stock.  They intend to vote FOR ALL nominees, FOR Proposals Two, Three, and Five, and for TRIENNIALLY for Proposal Four.

According to filings made with the Securities and Exchange Commission ("SEC"), BlackRock, Inc.; The Vanguard Group; Dimensional Fund Advisors LP; Royce & Associates, LLC; LSV Asset Management; and Barrow, Hanley, Mewhinney & Strauss, LLC each own greater than 5% of Vishay's outstanding common stock.  Additionally, Deborah Larkin, a private stockholder, owns greater than 5% of our Class B common stock.  See "Security Ownership of Certain Beneficial Owners and Management" for more information.  BlackRock, Inc.; The Vanguard Group; Dimensional Fund Advisors LP; Royce & Associates, LLC; LSV Asset Management; Barrow, Hanley, Mewhinney & Strauss, LLC; and Ms. Larkin have not indicated their intentions to Vishay regarding matters to be voted on at the annual meeting.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer ("CEO").  The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board's primary responsibilities include:

•	Review of Vishay's performance, strategies, and major decisions;
•	Oversight of Vishay's compliance with legal and regulatory requirements and the integrity of its financial statements;
•	Oversight of management, including review of the CEO's performance and succession planning for key management roles;
•	Oversight of risk management; and
•	Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board's responsibilities is included in our Corporate Governance Principles, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website.  These include:

•	Corporate Governance Principles
•	Code of Business Conduct and Ethics
•	Code of Ethics Applicable to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers
•	Audit Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Compensation Committee Charter
•	Policy on Director Attendance at Annual Meetings
•	Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors
•	Procedures for Securityholders' Submissions of Nominating Recommendations
•	Securityholder Communications with Directors and Interested Party Communication with Independent Directors
•	Whistleblower and Ethics Hotline Procedures
•	Related Party Transaction Policy

To view these documents, access ir.Vishay.com and click on "Corporate Governance."  Any of these documents can be obtained in print by any stockholder upon written request to Vishay's investor relations department.

We intend to post any amendments to or any waivers from, a provision of our Code of Ethics Applicable to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes.  The number of directors is fixed by the Board of Directors, subject to a minimum of three and a maximum of fifteen directors as provided in the Company's charter documents.  As described in Proposal One, three directors are nominated for election as Class II directors for a term expiring at the annual meeting of stockholders in 2020.  Biographical information on each of the current and nominated directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board has adopted a formal set of director qualification standards used to determine director independence which meet the independence requirements of the NYSE corporate governance listing standards.   The Board has determined that, to be considered independent, a director may not have a direct or indirect material relationship with the Company other than as a director.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director's exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.  The standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us or our independent registered public accounting firm.  The standards also prohibit the Audit Committee members from having any direct or indirect financial relationship with us.

The Nominating and Corporate Governance Committee, with the help of counsel, has reviewed the applicable legal standards for Board and committee member independence, the Company's standards of independence and applied the criteria to determine "audit committee financial expert status". The Committee has also reviewed a summary of the answers to annual questionnaires completed by each director.  On the basis of this review the Committee has communicated its findings to the full Board and the Board has affirmatively concluded that Frank Dieter Maier, Dr. Abraham Ludomirski, Ronald Ruzic, Timothy Talbert, Thomas Wertheimer, and Raanan Zilberman qualify as independent directors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2016?

The Board of Directors met five times during the year ended December 31, 2016.  Regularly scheduled executive sessions of the Board's independent directors were also held.  In 2016, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served.  Vishay's policy on director attendance at annual meetings of stockholders may be found on our website at ir.Vishay.com.  All of our directors attended the 2016 annual meeting of stockholders.

What is the role of the Board's Committees and what is their composition?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee.  Each committee is described below.  Copies of all Committee charters are available on our website and in print upon request.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent delegated by the Board and as permitted by Delaware law.  The current chairman of the Committee is Mr. Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting or recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay's Related Party Transactions Policy; and performing other related functions specified in the Committee's charter.  The current chairman of the Committee is Dr. Abraham Ludomirski.

Audit Committee - The functions of the Audit Committee include overseeing Vishay's accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee's charter. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE.  All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Thomas Wertheimer, the chairman of the Committee, qualifies as an Audit Committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer; establishing and approving all compensation for our Named Executive Officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee's charter.  The Compensation Committee is authorized, within the limits of the 2007 Stock Incentive Program of Vishay (the "2007 Program"), to determine the individuals who are to receive grants, including stock, stock options, restricted stock and restricted stock units ("RSUs"), and the vesting requirements with respect to those grants, and to administer and interpret the plan.  The current chairman of the Committee is Mr. Timothy Talbert.  Also see "Executive Compensation."

The chairman of the Compensation Committee presides at the executive sessions of the Board's independent directors.

The following table summarizes the composition of these Committees as of March 27, 2017 (C-Chairman, M-Member):

	Executive Committee (1)	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Marc Zandman	C	–	–	–
Dr. Abraham Ludomirski	–	–	C	M
Frank Dieter Maier	–	M	M	–
Dr. Gerald Paul	M	–	–	–
Ronald Ruzic	–	M	M	–
Ziv Shoshani	–	–	–	–
Timothy V. Talbert	–	–	–	C
Thomas C. Wertheimer	–	C	–	M
Ruta Zandman	–	–	–	–
Raanan Zilberman(2)	–	–	–	–

Number of Meetings during 2016	0	6	5	6

(1)	The Executive Committee meets informally throughout the year to discuss various business issues. Informal meetings are not included in the number of meetings disclosed above.
(2)	Mr. Zilberman was appointed to the Board of Directors effective February 23, 2017.

What is the Board's leadership structure?

The Board believes that it is important and in the Company's best interests to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as determined by the Board from time to time.  The Board separated the positions of Chairman and Chief Executive Officer in 2004 when the Company's late founder and Chairman, Dr. Felix Zandman, stepped down from his position as our Chief Executive Officer to focus mainly on technical and business development issues.  Mr. Marc Zandman succeeded Dr. Zandman as Executive Chairman of the Board of Directors and Chief Business Development Officer upon Dr. Zandman's passing.  Mr. Marc Zandman is significantly involved with the Company's strategic direction as our Executive Chairman and Chief Business Development Officer, overseeing our acquisition strategy.  Accordingly, the Company believes that it is appropriate that he serve as Executive Chairman.  At the same time, the active membership of Dr. Paul, our Chief Executive Officer, on the Board assures our Board of the benefit of his comprehensive knowledge of the Company's business, operations, industry environment and competitive challenges.  At the current time, the Board believes this remains the optimal structure.

Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring oversight skills and experience from outside the Company and the industry, while our CEO and Executive Chairman bring Company-specific expertise. This structure permits open discussion and assessment of the Company's ability to manage the risks and challenges the Company faces and provides the appropriate balance between strategy development and independent oversight of management.

The independent directors meet in regularly scheduled executive sessions and when required, in special executive sessions.

What is the Board's role in risk oversight?

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management's identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.

•
The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.

•	The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.
•
The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

Each of these Committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its Committees to perform their respective risk oversight roles, individual members of management who supervise the Company's risk management report directly to the Board or the relevant Committee of the Board responsible for overseeing the management of specific risks, as applicable.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Members of the Company's senior management regularly attend Board and Committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board's ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee's criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage an independent search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee will set the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders or stockholder group intend to continue holding its interest through the annual meeting date.

What qualifications must a director have?

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee's charter, our Amended and Restated Articles of Incorporation, our Bylaws and our Corporate Governance Principles.  Under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director (including the continued service of existing members) be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing the Company; and have adequate time to devote to serve on the Board of Directors. When considering nominees, the Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board's overall composition and needs.  A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power.  Additionally, directors may not stand for re-election after the age of 75 unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived, and in no event may a director stand for re-election after the age of 85.  This policy does not apply to any person who controls more than 20% of the voting power of the Company. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the Audit Committee and at least one of these directors qualifies as an Audit Committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the industries in which we operate.  Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website under our Nominating and Corporate Governance Committee Policy Regarding Qualifications of Directors.

To assist it with its evaluation of the director nominees for election at the 2017 annual meeting of stockholders, the Nominating and Corporate Governance Committee took into account all of the factors listed above.  Under the heading "Nominees for Election as Class II Directors – Terms Expiring 2020,"  we provide an overview of each nominee's principal occupation, together with the qualifications, key attributes and skills that the Committee and the Board believes will best serve the interests of the Board, the Company and our stockholders.

Can I recommend a nominee for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee's procedures, as outlined below and set forth on our website.  For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder's ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.  Submissions must be made by mail, courier, or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by our "Procedures for Securityholders' Submission of Nominating Recommendations," which is posted on our website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the independent directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com.  Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the independent directors as an interested party, the nature of the person's interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a securityholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Vishay's management.

DIRECTOR COMPENSATION

Our non-employee directors were compensated as follows in 2016:

•	An annualized cash retainer of $55,000, paid in two semi-annual installments;
•	An additional $10,000 for service on each of the Compensation or Audit Committees;
•	An additional $5,000 for service on the Nominating and Corporate Governance Committee;
•	An additional $5,000 for each Committee chair; and
•	An annual grant of 10,000 RSUs, vesting in 3 years or ratably upon earlier cessation of service.

Board members do not receive a per-meeting fee.

Our employee directors are not separately compensated for services performed as directors.

The following table provides information with respect to the compensation paid or provided to the Company's non-employee directors during 2016:

Name	Fees Earned and Paid in Cash		Stock Awards (1)	Total
Dr. Abraham Ludomirski	$75,000		$109,800	$184,800
Frank Dieter Maier	$70,000		$109,800	$179,800
Ronald Ruzic	$70,000		$109,800	$179,800
Ziv Shoshani	$55,000		$109,800	$164,800
Timothy V. Talbert	$70,000		$109,800	$179,800
Thomas C. Wertheimer	$80,000		$109,800	$189,800
Ruta Zandman	$205,000	(2)	$109,800	$314,800

(1)
Amounts represent the fair value of the RSUs granted, determined in accordance with FASB ASC Topic 718 in the year of grant and the assumptions set forth in Note 12 of our consolidated financial statements on Form 10-K filed on February 17, 2017. The grant-date fair value is recognized for accounting purposes over the respective vesting periods.

(2)
Effective January 1, 2012, Mrs. Ruta Zandman was appointed as the director responsible for preserving the memory of the late Dr. Felix Zandman and the Company's corporate history. For her continued service on this project, Mrs. Zandman receives $150,000 per annum in addition to her Board of Directors cash retainer of $55,000.

The Board evaluates director compensation annually and had maintained this level of compensation since 2010.

In 2017, our non-employee directors will be compensated as follows:

•	An annualized cash retainer of $60,000, paid in two semi-annual installments;
•	An additional $10,000 for service on each of the Compensation or Audit Committees;
•	An additional $5,000 for service on the Nominating and Corporate Governance Committee;
•	An additional $15,000 for the Audit Committee Chair and an additional $5,000 for each of the Compensation and Nominating and Corporate Governance Committee Chairs; and
•
Effective January 1, 2017, the annual grant of RSUs on the first stock trading day of the year will be determined as a total incentive value of $165,000 divided by the closing stock price of the last trading day of the previous fiscal year, vesting in 3 years or ratably upon earlier cessation of service.

To further align the interests of the Company's directors with its stockholders, the Board adopted stock ownership guidelines in 2016 applicable to the Company's directors (the "Stock Ownership Guidelines").  The Stock Ownership Guidelines are as follows:

•	Each director should own an amount of shares of Vishay Common Stock equal to 5 times the value of the director's annual cash retainer, subject to a 5-year phase-in period (through 2021);
•
Following the 5-year phase-in period, Directors who do not meet the required ownership threshold would receive shares in place of the director's annual cash retainer until such time as the ownership threshold is satisfied;

•	For purposes of analyzing compliance with Stock Ownership Guidelines, only fully vested shares are included in a director's holdings (e.g. unvested RSUs are not included).

PROPOSAL ONE

ELECTION OF DIRECTORS

Our stockholders will be asked to consider three nominees for election to our Board to serve as Class II directors for a term expiring at the annual meeting of stockholders in 2020, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal.

The names of the three nominees for director, their current positions and offices, tenure as a Vishay director and their qualifications are set forth below. Each of their respective committee memberships are set forth under the question heading "What is the role of the Board's committees and what is their composition?"  All of the nominees are current Vishay directors and have been determined by our Board of Directors to be independent.  Mr. Zilberman was appointed to the Board of Directors on February 23, 2017. The Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our stockholders at the annual meeting.  The Board approved the Committee's recommendation at its meeting on February 23, 2017.

Each of the nominees has agreed to be named and to serve if elected.  If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring

Nominees for Election as Class II Directors:

Dr. Abraham Ludomirski	65	2003	2020
Ronald Ruzic	78	2009	2020
Raanan Zilberman	56	2017	2020

Class III Directors:

Marc Zandman (1)(2)	55	2001	2018
Ruta Zandman (3)	79	2001	2018
Ziv Shoshani (3)	50	2001	2018

Class I Directors:

Dr. Gerald Paul	68	1993	2019
Frank Dieter Maier	79	2010	2019
Timothy V. Talbert	70	2013	2019
Thomas C. Wertheimer	76	2004	2019

(1)	Executive Chairman of the Board.
(2)	Marc Zandman is the son of the late Dr. Felix Zandman.
(3)	Ruta Zandman is the wife of the late Dr. Felix Zandman. Ziv Shoshani is her nephew.

Nominees for Election as Class II Directors – Terms Expiring 2020

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices.  He is also the Chairman of the Board of POCARED Diagnostics, Ltd., an Israeli high-tech company specializing in miniature electronics and optical and video systems, and serves on the board of directors of Recro Pharma, Inc., Sensible Medical Innovations Ltd., Trig Medical, ENDOSPAN Ltd., and DIR Technologies.  Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine.  In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski's work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies.

Ronald Ruzic was, prior to his retirement, Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation.   Mr. Ruzic brings to the Board many years' experience with the management and technical challenges facing complex, multi-national businesses such as Vishay.

Raanan Zilberman became Chief Executive Officer of Caesarstone Ltd., a NASDAQ-listed manufacturer of high quality engineered quartz surfaces, in February 2017. Prior to that, Mr. Zilberman served as Chief Executive Officer of Eden Springs, a Swiss-based leading provider of water and coffee services to European workplaces; Chief Executive Officer of Danone Springs, a joint venture between Danone and Eden Springs, with a European-wide water production and distribution footprint; Chief Executive Officer of Tedea Huntleigh, a company listed on the Tel Aviv Stock Exchange engaged in the production and marketing of electromechanical sensors; and Chief Operating Officer of Tadiran Appliances, a manufacturer of air conditioners and refrigerators. Tedea Huntleigh was acquired by Vishay in 2002, and Mr. Zilberman was President of Vishay's transducers business from 2002 to 2004. Mr. Zilberman's previous and current service as a Chief Executive Officer of publicly traded companies will allow him to bring an important perspective to the Board. Additionally, his past experience with Vishay provides him with valuable insight of our business and operations.

Under the Company's Corporate Governance Principles, directors may not stand for election or re-election after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived.  In no event may a director stand for re-election after the age of 85.  Prior to his nomination for re-election in 2017, the Board made such a determination with respect to Mr. Ruzic.  This policy does not apply to any person who controls more than 20% of the voting power of the Company.

The Board of Directors recommends that you vote "FOR ALL" the nominees for election as Class II directors.

Class III Directors – Terms Expiring 2018

Marc Zandman is Executive Chairman of the Board of Directors, the Chief Business Development Officer, and President of Vishay Israel Ltd. Mr. Zandman has been President of Vishay Israel Ltd. since 1998 and a Director of Vishay since 2001.  Mr. Zandman was Vice Chairman of the Board from 2003 to June 2011, Chief Administration Officer from 2007 to June 2011, and Group Vice President of Vishay Measurements Group from 2002 to 2004.  Mr. Zandman has served in various other capacities with Vishay since 1984. Mr. Zandman has served as the non-executive Chairman of the Board of Directors of Vishay Precision Group since the spin-off from Vishay on July 6, 2010. He is the son of the late Dr. Felix Zandman, founder and Vishay's former Executive Chairman.  As Executive Chairman and Chief Business Development Officer, Mr. Zandman has a breadth of knowledge concerning the Company's businesses, as well as close familiarity with the Company's Israel operations where the Company conducts significant research and development and manufacturing activities.

Ruta Zandman is a private stockholder and the wife of the late Dr. Felix Zandman, Vishay's founder and former Executive Chairman.  Mrs. Zandman has sole or shared voting power over approximately 42.6% of the Company's total voting power, for which it is deemed appropriate that she serve as a member of the Company's Board.  Mrs. Zandman was employed by Vishay as a public relations associate from 1993 to May 2011, and usually accompanied Dr. Zandman as a representative of Vishay; she provides the Board with valuable insight into the Company and its history, as well as her understanding of Dr. Zandman's vision and the evolution of our operations.

Ziv Shoshani is Chief Executive Officer and President, and a member of the board of directors of Vishay Precision Group, Inc., an independent, publicly-traded company spun off from Vishay on July 6, 2010. Mr. Shoshani was Chief Operating Officer of Vishay from January 1, 2007 to November 1, 2009, and had been Executive Vice President of Vishay from 2000 until the date of the spin-off, with various areas of responsibility, including Executive Vice President of the Capacitors and the Resistors businesses, as well as heading the Measurements Group and Foil Divisions. Mr. Shoshani was employed by Vishay Intertechnology, Inc. from 1995 to 2010, and has been a member of the Vishay Intertechnology, Inc. Board of Directors since 2001. Mr. Shoshani's long-standing dedication to our Company, exemplified by his extensive management experience with Vishay Intertechnology prior to the VPG spin-off, as well as his experience as the CEO of a publicly-traded company, provide him with valuable insight into our business and operations, and makes him a valuable advisor to the Board. Mr. Shoshani is a nephew of Ruta Zandman.

Class I Directors - Terms Expiring 2019

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of the Company since 1993, and has been President of the Company since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of the Company from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of the Company, since 1991. Dr. Paul has been employed by Vishay and a predecessor company since 1978.  Dr. Paul possesses extensive experience with the Company, has senior responsibilities for our overall business, and has been instrumental in promoting our strategic advances.  His in-depth knowledge of our operations includes the integration of acquired companies and a proven understanding of the challenges facing the Company in all aspects of the business cycle.

Frank Dieter Maier was Managing Director of TEMIC GmbH where he was responsible for the development and concentration of electronic activities within Daimler, including the operations of 26 semiconductor and automotive electronics plants until 2002. He currently serves as a member of the Advisory Board of Montana Tech Components AG and Montana Tec Components (main shareholder of VARTA), member of the Supervisory Board of VARTA Holding AG, member of the Board of Directors of VARTA Microbattery GmbH and VARTA Micro AG, Chairman of the Board of Directors and member of the Advisory Council of BASIC AG, a director of ASTA Elektrodraht GmbH, a director of Multiplast AG and Multipet GmbH, and a member of the advisory board of Multiport GmbH; and was a member of the Advisory Council of BMK GmbH until 2010. Mr. Maier's prior business experience has given him in-depth knowledge of and experience in semiconductors and passive electronic components.

Timothy V. Talbert has served as Senior Vice President of Credit and Originations for Lease Corporation of America ("LCA"), a national equipment lessor, since July 2000, and President of the LCA Bank Corporation, a bank that augments LCA's funding capacity, since its founding in January 2006. Previously, Mr. Talbert was Senior Vice President and Director of Asset Based Lending and Equipment Leasing of Huntington National Bank from 1997 to 2000; and prior to that, served in a variety of positions with Comerica Bank for more than 25 years.  Mr. Talbert previously served on the board of directors and was a member of the audit committee of Siliconix incorporated, a NASDAQ-listed manufacturer of power semiconductors of which the Company owned an 80.4% interest, from 2001 until the Company acquired the noncontrolling interests in 2005.  Mr. Talbert has also served on the board of Vishay Precision Group since it was spun off from the Company in 2010.  Mr. Talbert's previous and current service as a director of publicly traded companies allows him to bring an important perspective to the Board. Additionally, Mr. Talbert's service as the president of a federally regulated institution gives him relevant understanding of compliance with complex regulations and current accounting rules which add invaluable expertise to our Board.

Thomas C. Wertheimer is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm's national office.  From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board.  He is also a director of Fiserv, Inc., an information management and service provider, and was previously a director of Xinyuan Real Estate Co., Ltd., a residential real estate developer in China, through December 31, 2014.  Mr. Wertheimer brings to the Board extensive knowledge and experience in accounting, finance, risk management and public company oversight.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon.   Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2016; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent registered public accounting firm matters required to be discussed under PCAOB standards.  These required communications addressed, among other topics, overall audit strategy, timing of the audit, and significant risks identified and any changes thereto; the independent registered public accounting firm's responsibility under the standards of the PCAOB; going concern; significant and critical accounting policies and practices; critical accounting estimates; significant unusual transactions; difficult or contentious matters subject to consultation outside of the audit team; new accounting pronouncements; material alternative accounting treatments; corrected misstatements; uncorrected misstatements considered by management to be immaterial; significant deficiencies and material weaknesses in internal control over financial reporting; other information in documents containing audited financial statements; management's Section 302 disclosures about changes in internal control; additional information included in management's report on internal control; fraud and illegal acts; information relevant to the audit; fees and related SEC disclosures; significant issues discussed with management in connection with the auditor's retention; significant difficulties encountered in performing an audit; disagreements with management; management's consultations with other accountants; other material written communications with management; and AICPA ethics ruling regarding third-party service providers.  The Audit Committee received from the independent registered public accounting firm written disclosures regarding the firm's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the firm's independence.  The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm's independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2016 did not impair the independent registered public accounting firm's independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2016 and 2015 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Frank Dieter Maier
Ronald Ruzic

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2017, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Ernst & Young LLP has served as our independent registered public accounting firm continuously since 1968. The Audit Committee believes that the knowledge of the Company's business gained by Ernst & Young LLP through this period of service is valuable.  Pursuant to the SEC rules, the lead partner must be rotated after five years, which provides the Company the benefit of new thinking and approaches.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings), acquisition or disposition related diligence activities, internal control review and compliance, interpretation and compliance with accounting and accounting-related disclosure rules and standards, certain attest services, domestic and international tax planning and compliance, and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2016 and 2015.  These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees.  The nature of the services provided in each category is described following the table.

	2016	2015
Audit fees	$5,500,000	$5,300,000
Audit-related fees	100,000	100,000
Tax fees	800,000	800,000
All other fees	100,000	100,000
Total fees	$6,500,000	$6,300,000

Audit fees.  These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay's financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans.

Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in 2016 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote "FOR"
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On March 27, 2017, Vishay had outstanding 134,047,489 shares of common stock, each of which entitles the holder to one vote, and 12,129,227 shares of Class B common stock, each of which entitles the holder to ten votes. Class B shares are transferable only to certain permitted transferees while the common stock is freely transferable.  Class B shares are convertible on a one-for-one basis at any time into shares of common stock.  Transfers of Class B shares other than to permitted transferees result in the automatic conversion of the Class B shares into common stock.  Voting is not cumulative.  The percentage of total voting power below represents voting power with respect to all shares of common stock and Class B common stock, as a single class, calculated on the basis of ten votes per share of Class B common stock and one vote per share of common stock.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each "Named Executive Officer" identified under "Executive Compensation," (c) the directors, director nominees, and executive officers of Vishay as a group, and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.  Unless otherwise noted, the information is stated as of March 27, 2017, and the beneficial owners exercise sole voting or dispositive power over their shares.

	Common Stock				Class B Common Stock
Name	Shares of Stock	Restricted Stock Units Scheduled to Vest within 60 days	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Shares of Stock		Percent of Class	Voting Power
Directors and Executive Officers
Marc Zandman	-	-	-	*	8,618,334	(2)	71.1%	33.8%
Werner Gebhardt	-	-	-	*	-		-	*
Lori Lipcaman	14,993	-	-	*	-		-	*
Dr. Abraham Ludomirski	76,047	-	-	*	-		-	*
Frank Dieter Maier	38,021	-	-	*	-		-	*
Dr. Gerald Paul	174,253	-	77,334	*	-		-	*
Ronald Ruzic	67,047	-	-	*	-		-	*
Ziv Shoshani	28,251	-	-	*	8,616,834	(3)	71.0%	33.8%
Joel Smejkal	-	-	-	*	-		-	*
Timothy V. Talbert	18,000	-	-	*	-		-	*
Clarence Tse	-	-	-	*	-		-	*
David Valletta	8,457	-	-	*	-		-	*
Johan Vandoorn	10,827	-	-	*	-		-	*
Thomas C. Wertheimer	52,447	-	-	*	-		-	*
Dieter Wunderlich(4)	-	-	-	*	-		-	*
Ruta Zandman	220,683	-	-	*	10,849,383	(1)	89.4%	42.6%
Raanan Zilberman	-	-	-	*	-		-	*
All Directors and Executive Officers as a group (16 Persons) (4)(5)	709,026	-	77,334	*	10,850,883		89.5%	42.8%

	Common Stock				Class B Common Stock
Name	Shares of Stock	Restricted Stock Units Scheduled to Vest within 60 days	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Shares of Stock
						Percent of Class	Voting Power

Eugenia Ames	-	-	-	*	2,232,549	18.4%	*	(6)
c/o Mr. Leroy Rachlin
Janney Montgomery Scott
780 Route 37 West, Suite 130
Toms River, NJ 08755

Deborah S. Larkin	-	-	-	*	706,755	5.8%	2.8%
c/o Mr. Bruce Auerbach
World Financial
270 Madison Avenue, Suite 1503
New York, NY 10016

BlackRock, Inc. (7)	13,545,459	-	-	10.1%	-	-	5.3%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors, LP (8)	11,316,042	-	-	8.4%	-	-	4.4%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

The Vanguard Group, Inc. (9)	10,585,157	-	-	7.9%	-	-	4.1%
100 Vanguard Blvd.
Malvern, PA 19355

Royce & Associates, LLC (10)	6,905,068	-	-	5.2%	-	-	2.7%
745 Fifth Avenue
New York, NY 10151

LSV Asset Management (11)	7,187,685	-	-	5.4%	-	-	2.8%
155 N. Wacker Drive, Suite 4600
Chicago, IL 60606

Barrow, Hanley, Mewhinney & Strauss, LLC (12)	7,058,355	-	-	5.3%	-	-	2.8%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761

* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)
Includes 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.  Additionally, includes 2,232,549 shares of Class B common stock that are subject to a voting agreement pursuant to which Mrs. Zandman, as Voting Representative, may direct the voting of such shares.

(2)
Includes the same 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.  Additionally, includes 750 shares of Class B common stock directly owned by Mr. Marc Zandman; and 750 shares of Class B common stock owned by one of Mr. Marc Zandman's children.

(3)
Includes the same 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.

(4)	Total for All Directors and Executive Officers as a group excludes Mr. Dieter Wunderlich, who retired and resigned as an officer of the Company effective December 31, 2016.

(5)	The address for all directors and officers is: c/o Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.

(6)	Such shares are subject to a voting agreement pursuant to which Mrs. Ruta Zandman, as Voting Representative, may direct the voting of such shares, and are included in the 2,232,549 shares of Class B common stock reported as being beneficially owned by Mrs. Zandman in Footnote 1. Ms. Ames has dispositive power of such shares. Ms. Ames is the record holder of 506,216 of these shares; the balance of the shares are held by trusts for the benefit of Ms. Ames's children and other family members.

(7)	Based on information provided in a Schedule 13G filed on January 9, 2017 by BlackRock, Inc. According to the Schedule 13G, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 13,237,452 shares of common stock; and sole power to dispose or direct the disposition with respect to 13,545,459 shares.

(8)	Based on information provided in a Schedule 13G filed on February 9, 2017 by Dimensional Fund Advisors, LP. According to the Schedule 13G, Dimensional Fund Advisors, LP may be deemed to have sole power to vote or direct the vote with respect to 11,203,769 shares of common stock; and sole power to dispose or direct the disposition with respect to 11,316,042 shares.

(9)	Based on information provided in a Schedule 13G filed on February 10, 2017 by The Vanguard Group, Inc. According to the Schedule 13G, The Vanguard Group, Inc. may be deemed to have sole power to vote or direct the vote with respect to 161,945 shares of common stock; shared power to vote or direct the vote with respect to 16,300 shares of common stock; sole power to dispose or direct the disposition with respect to 10,414,002 shares; and shared power to dispose or direct the disposition with respect to 171,155 shares.

(10)	Based on information provided in a Schedule 13G filed on January 23, 2017 by Royce & Associates, LLC.

(11)	Based on information provided in a Schedule 13G filed on February 6, 2017 by LSV Asset Management. According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 4,888,812 shares of common stock; and sole power to dispose or direct the disposition with respect to 7,187,685 shares.

(12)	Based on information provided in a Schedule 13G filed on February 9, 2017 by Barrow, Hanley, Mewhinney & Strauss, LLC. According to the Schedule 13G, Barrow, Hanley, Mewhinney & Strauss, LLC may be deemed to have sole power to vote or direct the vote with respect to 4,138,918 shares of common stock; shared power to vote or direct the vote with respect to 2,919,437 shares of common stock; and sole power to dispose or direct the disposition with respect to 7,058,355 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC.  Vishay believes, based solely on a review of our records and other publicly available information, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2016.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2016 an officer or employee of Vishay or any of the Company's subsidiaries nor was any such person a former officer of Vishay or any of the Company's subsidiaries.  In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company's executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

This Executive Compensation section describes the overall compensation practices at Vishay and specifically describes the total compensation for our principal executive officer, our principal financial officer and our four other most highly compensated executive officers, each of whom is set forth below, all of whom we collectively refer to herein as our Named Executive Officers.

The Named Executive Officers of Vishay along with their respective ages and positions with Vishay, as of December 31, 2016, are as follows:

Name	Age	Position

Marc Zandman*	55	Executive Chairman of the Board, Chief Business Development Officer, President – Vishay Israel Ltd.
Dr. Gerald Paul*	67	Chief Executive Officer, President and Director
Lori Lipcaman	59	Executive Vice President and Chief Financial Officer
Dieter Wunderlich(1)	64	Executive Vice President and Chief Operating Officer
Johan Vandoorn	59	Executive Vice President and Chief Technical Officer
David Valletta	56	Executive Vice President – Worldwide Sales

*	Biography is provided with the Directors' biographies in Proposal One
(1)	On November 14, 2016, the Board of Directors accepted Mr. Dieter Wunderlich's retirement and resignation from his position of Executive Vice President and Chief Operating Officer of the Company, which was effective as of December 31, 2016.

Lori Lipcaman was appointed Executive Vice President and Chief Financial Officer of the Company effective September 1, 2011. Ms. Lipcaman had been appointed Executive Vice President and Chief Accounting Officer in September 2008. Previously, she served as Vishay's Corporate Senior Vice President, Operations Controller, from March 1998 to September 2008. Prior to that, she served in various positions of increasing responsibility in finance and controlling since joining the Company in May 1989.

Dieter Wunderlich was appointed Executive Vice President and Chief Operating Officer effective August 1, 2011. Mr. Wunderlich held various positions of increasing responsibility since Vishay's acquisition of Draloric Electronic GmbH ("Draloric") in 1987, including Executive Vice President – Semiconductors (2009 – 2012). Mr. Wunderlich's experience with Vishay included worldwide or regional operations leadership roles within each of Vishay's five business reporting segments. Mr. Wunderlich had been employed by Draloric since 1975. On November 14, 2016, the Board of Directors accepted Mr. Wunderlich's retirement and resignation from his position of Executive Vice President and Chief Operating Officer of the Company, which was effective as of December 31, 2016.

Johan Vandoorn was appointed Executive Vice President and Chief Technical Officer effective August 1, 2011. Mr. Vandoorn is responsible for Vishay's technical development and internal growth programs. Mr. Vandoorn has held various positions of increasing responsibility since Vishay's acquisition of BCcomponents Holdings BV ("BCcomponents") in 2002, including Executive Vice President – Passive Components (2006 – 2012). Mr. Vandoorn had been Vice President – Global Operations of BCcomponents from 2000 until its acquisition by Vishay, and previously worked for Philips Components ("Philips") from 1980 until Philips sold the BCcomponents business to a private equity firm in 1998.

David Valletta serves as Vishay's Executive Vice President – Worldwide Sales, a position he has held since 2007. Mr. Valletta has held various positions of increasing responsibility since Vishay's acquisition of Vitramon in 1994. Prior to joining Vitramon, Mr. Valletta also worked for AVX Corporation.  His experience with Vishay includes various positions within the Americas region in direct and distribution sales management and global sales responsibility for the Company's key strategic customers.

2017 Appointments

Joel Smejkal was appointed Executive Vice President and Business Head Passive Components effective January 1, 2017.  Mr. Smejkal has held various positions of increasing responsibility since joining Vishay in 1990 including Senior Vice President Global Distribution Sales (2012 - 2016).  Mr. Smejkal's experience with Vishay includes worldwide and divisional leadership roles in engineering, marketing, operations and sales.  He was a product developer of 18 U.S. Patents for the Power Metal Strip® resistor technology and brings significant business development, marketing and sales experience.

Clarence Tse was appointed Executive Vice President and Business Head Semiconductors effective January 1, 2017.  Mr. Tse has held various positions of increasing responsibility since Vishay's acquisition of Siliconix/Telefunken in 1998, including Senior Vice President, Diodes Division (2008 - 2016), Senior Vice President, Power Diodes Division (2002 - 2008) and Vice President, Finance and Administration Asia (1998 - 2001). Mr. Tse was first hired by Siliconix in 1985.

Werner Gebhardt was appointed Executive Vice President Global Human Resources effective January 1, 2017.  Mr. Gebhardt has held various positions of increasing responsibility since Vishay's acquisition of Draloric Electronic GmbH ("Draloric") in 1987, including Sr. Vice President Global Human Resources (2011 - 2014) and Administrative President Europe (2006 - 2011). Mr. Gebhardt's experience with Vishay includes leadership roles in Administration and Human Resources. Mr. Gebhardt had been employed by Draloric since 1975.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under "Compensation Discussion and Analysis."

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors establishes and approves all compensation for all Named Executive Officers and administers Vishay's incentive and equity-based compensation plan.  This section of the proxy statement explains how our executive compensation is designed with respect to our Named Executive Officers.

Compensation Philosophy Generally

Vishay's compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company.  Vishay's equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay's stockholders.  Total compensation of each individual varies with individual performance and Vishay's overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay's management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.  Ordinarily an executive officer's total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short- and long-term performance.  Equity-based compensation should serve to align the interests of management with those of stockholders.  Severance protection and retirement benefits should provide executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with Dr. Paul in his capacity as Chief Executive Officer, undertakes an annual review of the compensation arrangements of Vishay's other executive officers.

Performance Philosophy

The Company's compensation philosophy is intended to integrate with its philosophy of evaluating operating performance.  The Company utilizes several measures and metrics to evaluate its performance, as further described in "Performance Measures and Metrics" below, and in turn, the Compensation Committee utilizes similar measures in evaluating executive officer compensation.

The Compensation Committee has always believed that the elements of compensation for the Company's senior executives reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise.  While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Committee believes that the Company's senior executives have taken a prudent approach to corporate risk management. In addition, the Company has in place a risk management program designed to identify, evaluate and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the full Board and its Committees. We believe that our compensation programs work within this system.

In designing executive compensation arrangements to avoid encouraging inappropriate risk-taking, the Compensation Committee considers various factors which are intended to provide an appropriate mix of compensation components, with no portion being too heavily weighted towards the achievement of short-term goals.  Historically, such consideration has largely been incorporated into the Committee's general deliberation of the overall structure and terms of executive compensation arrangements.  In response to current trends in executive compensation practices, as well as SEC rules encouraging more explicit focus on risks arising from compensation policies, Vishay has commenced a practice of more deliberately focusing on the risks, if any, arising from its executive compensation arrangements, and modifying such arrangements to the extent necessary to minimize any such risks.

The factors considered by the Compensation Committee in evaluating the risks arising from compensation arrangements, which have been incorporated into the terms and conditions of such compensation arrangements, include, in no particular weighting or order of prominence:

•	Minimum base salary levels are fixed in amount;
•
Annual cash bonuses for executive officers are capped; while annual cash bonuses focus on the achievement of short-term or annual goals and short-term goals may encourage risk-taking, the Committee considers the other compensation arrangements which appropriately balance risk and the desire to focus on short-term goals;

•
A meaningful portion of total compensation (for example, the annual contributions into the non-qualified deferred compensation plan for Mr. Zandman and Dr. Paul) is deferred until retirement or termination of employment;

•	A significant portion of our RSUs carry both service and performance conditions which are tied to operating results over a three-year period; and
•
Compensation of certain executives is, in part, in the form of phantom stock units for which the stock is only received upon retirement or termination of employment, thus providing an incentive for the creation of long-term stockholder value.  The value of these phantom stock units is at risk if our stock price declines.

Each of these factors is intended to encourage an appropriate long-term focus, and to align the long-term interests of senior management with those of stockholders.

Historical Build of Senior Executive Compensation Packages

Following the personnel changes at the executive management level that occurred in 2011, the Company had two types of compensation arrangements with its executive officers.  The compensation arrangements for Mr. Zandman and Dr. Paul are approximately the same with slight variations reflecting differences in their roles and tenure with the Company.  The compensation arrangements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta were approximately the same with slight variations reflecting differences in their roles and tenure as executive officers of the Company.

The respective compensation agreements for Mr. Zandman and Dr. Paul are unique, as they are based upon their respective 2004 agreements, as amended, and feature certain compensation components which are not available to the other current Named Executive Officers.  In 2004, under the direction of its Compensation Committee, the Board engaged in a major review and overhaul of the compensation practices for its Named Executive Officers.  As a consequence of this review, Vishay entered into comprehensive employment agreements and other arrangements with each of Dr. Paul and Mr. Zandman.  These agreements and arrangements, except for base salaries, remained unchanged and governed the compensation paid and awarded to the executive officers from 2004 and through the year ended December 31, 2009.

In 2010, the Compensation Committee hired compensation consultants from PwC to assist in respect of an evaluation of the compensation of Vishay's executive officers.  The Compensation Committee reviewed data provided by PwC on compensation practices of 10 public companies that were at the time of PwC's review similar to Vishay in terms of revenues, number of employees, market capitalization, geographic location and/or scope of international operations.  These peer group companies include several active in the semiconductor and electronic components industry.  This peer group consisted of:

•	ADC Telecommunications(1)	•	International Rectifier Corporation(2)
•	Amphenol Corp.	•	MEMC Electronic Materials(5)
•	Analog Devices	•	Molex(3)
•	AVX	•	ON Semiconductor
•	Fairchild Semiconductor(4)	•	Xilinx

1) Acquired by TE Connectivity in December 2010.
2) Acquired by Infineon in January 2015.
3) Acquired by Koch Industries, Inc. in December 2013.
4) Acquired by ON Semiconductor in September 2016.
5) Name changed to SunEdison, Inc. in June 2013.

The Compensation Committee reviewed average and median data for various types of cash and equity compensation within the group.  PwC made recommendations to the Compensation Committee concerning changes to the compensation packages of the then-named executive officers, particularly with respect to increasing performance-based equity-based compensation.  The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

The Compensation Committee periodically has reviewed publicly available compensation data from the companies in the peer group identified in the original PwC study.  PwC updated the peer group as part of its engagement to advise on compensation matters for 2017.   See "Role of the Compensation Consultant" below.

As a result of the compensation data provided and recommendations made by PwC, the Compensation Committee amended the employment agreements of its executives, including Dr. Paul and Mr. Zandman, to provide increased base salaries and performance-based annual and long-term incentive opportunities commensurate with the compensation offered by the peer group.

The Compensation Committee designed the compensation packages for Vishay's executive officers with a view to the roles that each plays and is expected to play in Vishay's operations, development, and strategic planning.  Our succession plan provides for the transition of Mr. Zandman into the role of Chief Executive Officer upon the eventual retirement of Dr. Paul.  If Dr. Paul were unexpectedly unable to continue as Chief Executive Officer, it is anticipated that Mr. Zandman would serve in that position.  Mr. Zandman's responsibilities have increased since the passing of Dr. Felix Zandman, when he received appointments to the roles of Executive Chairman of the Board and Chief Business Development Officer.

In light of his new positions, Mr. Zandman's employment agreement was amended in August 2011 at the recommendation of the Compensation Committee.  The Committee believes that the compensation arrangement with Mr. Zandman is commensurate with his responsibilities and roles as Executive Chairman and Chief Business Development Officer.

Dr. Paul has senior responsibilities for our overall business, and has been instrumental as well in promoting our strategic advances.  The compensation of Dr. Paul reflects his position and responsibilities at the most senior executive level.

In 2011, the Company engaged PwC to design appropriate employment arrangements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta. Based upon consultation with PwC and input from Dr. Paul as Chief Executive Officer, the Company entered into new agreements with Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta.  These employment agreements are generally congruent, but feature certain variations based upon the respective positions and tenures with the Company of those Named Executive Officers.

The compensation arrangements were embodied in agreements with each of the executives with the expectation that they would remain in place for a significant period of time.  The agreements do not have definitive termination dates, but rather provide for three year "evergreen" terms that renew automatically, absent termination by the parties.  Accordingly, these Named Executive Officers are entitled to receive three years' of salary continuation in the event of involuntary termination without cause.

The Compensation Committee reviews the total compensation level of our executive officers each year to determine whether an increase would be appropriate, considering individual performance, prior years' compensation level, recent operating results, operating results of competitors, projections for the future, other components of the executive pay packages, perceived salary trends in executive base salary among the peer group of Vishay and input on executive performance from the Chief Executive Officer. The determination is subjective and the Compensation Committee does not assign any quantitative weight to these factors.  After considering the salaries and compensation practices of executive officers of comparable public companies identified by PwC, the total compensation of the executive officers was based on a determination by the Compensation Committee that it was appropriate to establish a mix of cash and equity compensation that was reasonable when compared to, but not necessarily within, the market-competitive range of compensation offered to similarly situated executives of comparable public companies.

Performance Measures and Metrics

Like its peers in the electronics industry, the Company has historically gauged its overall performance in accordance with what it terms "adjusted net earnings."  The Company uses this term to mean net earnings determined in accordance with U.S. generally accepted accounting principles ("GAAP") adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company's business, as detailed below.   Non-GAAP measures such as "adjusted net earnings" do not have uniform definitions and may not be comparable to similarly titled measures used by other companies.  Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding our intrinsic operations.  The bonuses for the most senior executive officers under the Company's cash bonus plans discussed below, including the Section 162(m) bonus plan, were based primarily on this performance metric.  Adjusted net earnings and/or adjusted earnings per share, for a multi-year period, are also used in connection with performance-based RSUs for all Named Executive Officers.

Adjusted net earnings for the years ended December 31, 2016, 2015 and 2014 were as follows (in thousands, except per share):

	Years ended December 31,
	2016	2015	2014

GAAP net earnings attributable to Vishay stockholders	$48,792	$(108,514)	$117,629

Reconciling items affecting operating income:
Restructuring and severance costs	$19,199	$19,215	$20,897
Impairment of intangible assets	1,559	57,600	-
Impairment of goodwill	-	5,380	-
U.S. pension settlement charges	79,321	-	15,588

Reconciling items affecting other income (expense):
Gain on early extinguishment of debt	$(4,597)	$-	$-
Loss (gain) related to Tianjin explosion	(8,809)	5,350	-

Reconciling items affecting tax expense (benefit):
Effects of cash repatriation program	$(3,553)	$163,954	$25,706
Additional tax expense from AOCI - pension plans	34,853	-	-
Effects of tax law changes	-	-	(1,228)
Effects of changes in valuation allowances	-	(8,888)	-
Effects of changes in uncertain tax positions	(8,704)	(2,629)	(25,706)
Tax effects of pre-tax items above	(29,901)	(22,468)	(11,618)

Adjusted net earnings	$128,160	$109,000	$141,268

Adjusted weighted average diluted shares outstanding	150,697	151,329	153,716

Adjusted earnings per diluted share *	$0.85	$0.72	$0.92

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

The Company also measures its overall performance based on "free cash."  The Company uses this term to mean the cash flows generated from continuing operations less capital expenditures plus net proceeds from the sale of assets.   This metric is a component of the incentive compensation structures for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta.  This same metric, for a multi-year period, is also used in connection with performance-based RSUs granted in 2014, 2015, and 2016 for all Named Executive Officers.  Although the term "free cash" is not defined in GAAP, each of the elements used to calculate "free cash" is presented as a line item on the face of our consolidated statement of cash flows prepared in accordance with GAAP as follows:

	Years ended December 31,
	2016	2015	2014
Net cash provided by continuing operating activities	$295,967	$245,331	$297,037
Proceeds from sale of property and equipment	5,701	2,049	2,889
Less: Capital expenditures	(134,635)	(147,142)	(156,974)
Free cash	$167,033	$100,238	$142,952

The 2016 incentive compensation structures for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta were tailored to their specific responsibilities.  The following measures and metrics were utilized in determining the incentive compensation payable to these Named Executive Officers for 2016:

•	adjusted net earnings;
•	third party net sales;
•	variable margin;
•	gross profit margin; and
•	free cash.

Third party net sales is an amount determined in accordance with GAAP which is reported in our consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2016.

Variable margin is a cost accounting metric which represents third party net sales less manufacturing costs which vary in a direct relationship with volume (in other words, excluding fixed manufacturing costs such as depreciation and overhead).

Gross profit margin is computed as gross profit as a percentage of net revenues. Gross profit is generally net revenues less costs of products sold, but also deducts certain other period costs, particularly losses on purchase commitments and inventory write-downs. Gross profit margin is clearly a function of net revenues, but also reflects our cost management programs and our ability to contain fixed costs.

Role of the Compensation Consultant

During 2011, the Compensation Committee engaged PwC to assist in respect of an evaluation of the compensation of Vishay's executive officers.  PwC provided the Committee with data on compensation practices at companies comparable to the Company in terms of size, industry and other characteristics.  PwC also made recommendations to the Compensation Committee concerning changes to the compensation packages of the executive officers, particularly with respect to equity-based compensation.  The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

Each year the Compensation Committee reviews the need to engage an independent compensation consultant.  Based on a thorough review of the Company's existing executive compensation plans, practices and arrangements for 2016, the Company's historical practices, the stability of the Company's management team, and the Company's alignment with its identified peer group, the Compensation Committee decided not to engage the services of a compensation consultant for 2016 compensation matters.

In 2016, the Compensation Committee again engaged PwC to advise on compensation matters as the Committee considered 2017 compensation. Fees of $47,500 were incurred in 2016 for PwC executive compensation services. The Company also paid fees of $600,000 to PwC for other non-related matters, primarily tax services and assistance to our internal audit department. Our Compensation Committee has determined that PwC's work for us on other non-related matters does not raise any conflicts of interests.

Compensation Components

The discussion that follows in this section addresses the executive compensation packages in effect in 2016.

The compensation packages for Dr. Paul and Mr. Zandman, as mentioned above, are based upon employment agreements entered into in 2004, which have since been amended.  As such, these agreements include compensation components other than base salary, annual performance-based bonuses, and equity-based compensation, which are not available to our other Named Executive Officers.  These other components include deferred compensation, certain additional severance benefits, annual grants of phantom stock units, and customary welfare and retirement benefits.

The employment agreements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta, were generally similar in form and substance, but feature certain variations based upon the respective positions and tenures with the Company.  The components of the compensation packages defined by those employment agreements include base salary, commensurate with the roles and responsibility of the executives discussed above, annual performance-based bonuses, and equity-based compensation.

Base salary

The minimum base salary levels for the Named Executive Officers are fixed in their respective employment agreements.  The Compensation Committee determined the minimum base salaries in consultation with PwC in 2011, based upon the executives' salary level, present responsibilities, expectations with respect to future responsibilities and a comparison to peer group executive salaries.  Increases of 3% were approved effective January 1, 2014, January 1, 2015, and January 1, 2016 for all Named Executive Officers, except Ms. Lipcaman, who received a 10% increase effective January 1, 2016 due to her increased responsibilities.  The Compensation Committee selected the group of peer group companies on the advice of PwC.  Compensation practices in the peer group were only one of the factors considered by the Compensation Committee.  The base salaries of Dr. Paul, Ms. Lipcaman, and Messrs. Wunderlich and Vandoorn are denominated in euro, and the base salary of Mr. Zandman is denominated in Israeli shekels.  A portion of the change in the salaries for these Named Executive Officers expressed in terms of U.S. dollars reflects the significant fluctuations of the dollar against the currencies of the home jurisdiction of these executives.

Incentive compensation

For several years, Dr. Paul and Mr. Zandman have received incentive compensation as part of the 162(m) Plan.  Beginning in 2014, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta also receive a portion of their incentive compensation as part of the 162(m) Plan.  The incentive compensation under the 162(m) Plan provides an annual cash bonus as a percentage of our "adjusted net earnings," as described below.

Over many years, we have viewed adjusted net earnings as the primary indicator of the performance of our executive management team.  As more specifically addressed below, adjusted net earnings refers to net earnings determined in accordance with GAAP, adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations.  These items include, among others, goodwill and long-lived asset impairment charges, severance and restructuring costs, special tax items, and other items, such as unusual gains or losses that impact GAAP net earnings, not reflecting on-going operating activities.  The calculation of adjusted net earnings is set forth in our annual report on Form 10-K as well as under the heading "Performance Measures and Metrics" in this proxy statement.  We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public companies in our industry.  Accordingly, the Compensation Committee determined that the incentive compensation of Dr. Paul and Mr. Zandman should be primarily in the form of a percentage of adjusted net earnings, with a cap (three times salary) to avoid compensation that in fact or in appearance might be deemed excessive.  There is no minimum adjusted net earnings threshold, and accordingly, the bonuses for Dr. Paul and Mr. Zandman begin to accrue with the first dollar of adjusted net earnings.

Dr. Paul's bonus, since 2012, is equal to 1.25% of adjusted net earnings.  Since January 1, 2012, Mr. Zandman's annual bonus is equal to 1.0% of adjusted net earnings.   Notwithstanding the foregoing, pursuant to the 162(m) Plan, the maximum annual bonus either Dr. Paul or Mr. Zandman may receive is three times each executive's base salary.

Under their respective employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta are each eligible to receive a performance bonus, based on the Company's overall and their individual performances.  Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta each have a maximum annual bonus opportunity of 100% of their respective base salaries.  One element of the annual bonuses for Named Executive Officers other than Dr. Paul and Mr. Zandman is a straight percentage of adjusted net earnings, and other elements of such bonuses are expressed as a percentage of base salary, measured against specific performance goals.  The portions of such bonuses that are a straight percentage of adjusted net earnings for these Named Executive Officers are included in the 162(m) plan.

This structure for Named Executive Officers other than Dr. Paul and Mr. Zandman was created such that in an average year, the total bonuses for such Named Executive Officers would approximate the structure in place prior to 2014, but would provide incentives and allow for a significantly larger bonus in years of exceptionally strong performance.

The performance of the Named Executive Officers other than Dr. Paul and Mr. Zandman is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for several categories.  For a discussion of 2016 goals and achieved results, see "2016 Executive Compensation – Performance-based bonus."

Equity-Based Compensation

The 2007 Program permits the grant of up to 6,500,000 shares of restricted stock, unrestricted stock, restricted stock units ("RSUs"), stock options, and phantom stock units to officers, employees, and non-employee directors.

The 2007 Program, as amended and restated, was approved at the 2014 Annual Meeting of Stockholders.

The Compensation Committee believes that the grant of equity awards is the primary tool for aligning interests of the executive officers with the long-term interests of the Company's stockholders.  Accordingly, the Compensation Committee includes a long-term incentive (LTI) component in the form of equity-based compensation in each of the executives' employment agreements.

In establishing the amount of equity awards, the Compensation Committee utilized the market-competitive range of equity awards granted to similarly situated executive officers of the peer group companies.  The Compensation Committee concluded that a grant of equity awards within such market-competitive range was appropriate to reward and incentivize our executive officers.

The employment agreements of the Named Executive Officers provide for annual grants of equity based compensation in the form of RSUs.  Of the total RSUs granted, 25% are in the form of time-vested RSUs that carry only a service condition. The remaining 75% are in the form of performance-based RSUs ("PBRSUs"), which also include a service condition. The PBRSUs will vest at the conclusion of the three–year performance periods if certain defined performance criteria established by the Compensation Committee (based on adjusted net earnings, adjusted earnings per share, and/or free cash over a three year period) are realized. 50% of the PBRSUs will vest if 80% of the applicable objective is met, and the proportion of PBRSUs subject to such criterion will increase by 2.5% for each additional 1% of the applicable objective (between 80% and 100%).  For 2016, the grants were sized based upon a percentage of base salary as follows:

Name	LTI Value
Marc Zandman	125% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	40% of base salary
Dieter Wunderlich	50% of base salary
Johan Vandoorn	40% of base salary
David Valletta	40% of base salary

The number of RSUs granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year.  The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee in its role as administrator of the 2007 Program (based on adjusted net earnings, adjusted earnings per share, and/or free cash over a three year period).  The PBRSUs contain a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

In the event of voluntary termination by the executive (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited.  In the event of (i) the termination of the executive's employment without cause, by the executive for "good reason", or as a result of death or disability, the executive's outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive's outstanding RSUs and PBRSUs shall immediately vest.  For financial accounting purposes, the grant-date fair value is determined on the date that the Compensation Committee approves the number of RSUs to be granted under this provision.  Accordingly, the value of the grant on that date will be different than the LTI value described in the table above.

Beginning in January 2017, any RSUs granted to such executive officers that remain outstanding at the time of such executive officer's retirement in accordance with the terms of his or her employment agreement with the Company shall, in the case of time-vested RSUs, become fully vested upon such retirement and, in the case of PBRSUs, vest if and to the extent the applicable performance criteria are met in accordance with current vesting schedules. These modifications are expected to be included in amended and restated employment agreements of these executive officers.

The Compensation Committee also considers the award of extra-contractual equity-based compensation, when appropriate.  However, no such additional equity awards were granted to any Named Executive Officers in 2016.

The PBRSU awards granted in 2014 vested as the performance obligations associated with those awards were met.  The PBRSU awards granted in 2015, 2016, and 2017 are expected to vest as the performance obligations associated with those awards are expected to be met.

Deferred compensation

Executives are eligible to participate in a non-qualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code.  Vishay annually contributes $100,000 for each of Dr. Paul and Mr. Zandman, pursuant to their respective employment agreements.  Mr. Valletta is eligible for contributions pursuant to the deferred compensation plan, similar to all eligible plan participants who formerly participated in the frozen Vishay Non-qualified Retirement Plan.  The remaining Named Executive Officers do not participate in the deferred compensation plan.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees who participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  The senior executives have elected to defer all eligible amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.
As noted, Dr. Paul and Mr. Zandman each have a long-standing relationship with the Company, and we expect that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions.  The Compensation Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.  The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2016 was "above market" or "preferential."

Phantom stock units

A phantom stock unit is the right to receive a share of common stock upon termination of employment.  Pursuant to their employment agreements, Dr. Paul and Mr. Zandman receive annual grants of 5,000 phantom stock units.  The grants are made under the 2007 Program.

Executives receive dividend equivalents in the form of additional phantom stock units each time the Company pays a dividend on its common stock.

Similar to the deferred cash compensation described above, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and an inducement to loyalty to Vishay over time.

The number of units to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was adopted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude.  The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long-term appreciation of Vishay's equity value.

No other Named Executive Officers currently receive phantom stock units.

Retirement benefits

The Compensation Committee believes that providing adequate postretirement benefits commensurate with position is essential to retaining qualified individuals for long-term employment.  Vishay maintains pension and retirement programs for most employees in the United States, Germany, and Belgium, including its executive officers.  All U.S. pension benefits were frozen as of January 1, 2009. To mitigate the loss in benefits of these employees, effective January 1, 2009, we increased the company match portion of our 401(k) defined contribution savings plan for employees impacted by the pension freeze.  The qualified Vishay Retirement Plan was terminated and settled in December 2016. The retirement benefits for executive officers are not materially preferential to those of other employees.

As part of the amendments to the employment agreements for Dr. Paul and Mr. Zandman in 2010, the Compensation Committee determined to extend the termination benefits for these executives to also include termination (other than for cause) through normal retirement at age 62.  This provision was added in light of the long-standing tenure of these executives and to ensure a smooth transition upon their retirement.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program.  These perquisites are not intended, however, to constitute a material portion of the executive's compensation package.  In general, the perquisites, while not integral to the performance of an executive's duties, must bear some relationship to the executive's employment and be of perceived benefit to Vishay.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Severance
The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives.  The terms of these severance provisions are discussed in "Potential Payments Upon Termination or a Change in Control."

Special Bonuses

In certain situations, the Board of Directors will award special, one-time bonuses, as it did in 2016 for successful implementation of the MOSFETs Enhanced Competitiveness Program. See "2016 Executive Compensation - Special Bonuses" for additional information.

2016 Executive Compensation
The components of 2016 compensation for our Named Executive Officers were consistent with their employment agreements and consisted of:

•	base salary;
•	cash performance-based bonuses;
•	equity-based compensation;
•	retirement benefits; and
•	perquisites and other personal benefits.

The compensation for Dr. Paul and Mr. Wunderlich included a special, one-time bonus for successful implementation of the MOSFETs Enhanced Competitiveness Program.

The compensation for Dr. Paul, Mr. Zandman, and Mr. Valletta included contributions into the Company's deferred compensation plan.

The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our Named Executive Officers in 2016.

Base salary

The approved base salaries for 2016 are set forth below:

Name	2016 Base Salary
Marc Zandman	ILS 3,365,165 (approximately $876,000)(1)
Dr. Gerald Paul	€933,051 (approximately $1,033,000)(2)
Lori Lipcaman	€390,647 (approximately $432,000)(2)
Dieter Wunderlich	€422,068 (approximately $467,000)(2)
Johan Vandoorn	€410,812 (approximately $455,000)(2)
David Valletta	$478,360

(1)	Paid in new Israeli shekels (ILS).
(2)	Paid in euro.

Performance-based bonus

Dr. Paul and Mr. Zandman are entitled to receive performance bonuses in accordance with the 162(m) Plan.  The performance bonuses are calculated as a percentage of adjusted net earnings.  There is no minimum adjusted net earnings threshold, and accordingly, the bonuses for Dr. Paul and Mr. Zandman begin to accrue with the first dollar of adjusted net earnings.  The bonuses for Dr. Paul and Mr. Zandman are limited to three times base salary.

Pursuant to their employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta have maximum bonuses of 100% of their respective base salaries.  One element of such bonuses is a straight percentage of adjusted net earnings, and other elements are expressed as a percentage of base salary, measured against specific performance goals. Performance goals for purposes of the annual bonus award are recommended by the Chief Executive Officer and approved by the Compensation Committee and Board.

This structure was created such that in an average year, the total bonuses for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta would approximate the structure in place prior to 2014, but would provide incentives and allow for a significantly larger bonus in years of exceptionally strong performance.

The following sections describe the incentive compensation structure and achievements for 2016 for Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta (each element is expressed as a percentage of base salary at target and at maximum).

Ms. Lipcaman

For 2016, Ms. Lipcaman's incentive compensation was comprised of one element equal to 0.1% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target (and maximum) of 12.5%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 7.5% based on the achievement of budgeted fixed costs in Ms. Lipcaman's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the free cash performance metric, Ms. Lipcaman would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Ms. Lipcaman earned a bonus equal to 12.5% of her base salary related to this metric.

Ms. Lipcaman met the fixed costs budget for her areas of responsibility and accordingly earned a bonus equal to 7.5% of her base salary for achievement of this objective.

Ms. Lipcaman's individual performance goals for 2016 (with related bonus opportunity as a percentage of base salary in parentheses) included: evaluating certain specific strategic scenarios (3.0%); serving as executive sponsor of a finance-related IT project (1.5%); redefining certain roles in the finance organization (2.5%); developing succession plans for certain roles in the finance organization (1.0%); and assuming functional and administrative reporting responsibility for IT (2.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of her achievement in relation to these goals, Ms. Lipcaman earned a bonus equal to 9.5% of her base salary.

In total, Ms. Lipcaman earned a bonus equal to 29.50% of her base salary for 2016 for these elements, plus $128,160 based on 0.1% of adjusted net earnings, for a total bonus of $255,709.

Mr. Wunderlich

For 2016, Mr. Wunderlich's incentive compensation was comprised of one element equal to 0.135% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target (and maximum) of 15%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 15% based on the achievement of budgeted variable margin percentage;
•	Target (and maximum) of 10% based on the achievement of budgeted fixed costs in Mr. Wunderlich's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the free cash performance metric, Mr. Wunderlich would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Wunderlich earned a bonus equal to 15.0% of his base salary related to this metric.

With respect to the variable margin percentage performance metric, Mr. Wunderlich would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent the actual variable margin percentage was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. Mr. Wunderlich earned a bonus equal to 15.0% of his base salary related to this metric.

Mr. Wunderlich met the fixed costs budget for his areas of responsibility and accordingly earned a bonus equal to 10.0% of his base salary for achievement of this objective.

Mr. Wunderlich's individual performance goals for 2016 (with related bonus opportunity as a percentage of base salary in parentheses) included: strategic operations projects, including moving certain production (5.0%); developing certain product lines (1.0%); develop and implement succession plans for certain roles (1.0%); achieving capital spending targets (1.0%); achieving quality targets (0.5%); achieving service targets (0.5%); and serving as executive sponsor of several operations-related IT projects (1.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Wunderlich earned a bonus equal to 7.05% of his base salary.

In total, Mr. Wunderlich earned a bonus equal to 47.05% of his base salary for 2016 for these elements, plus $173,016 based on 0.135% of adjusted net earnings, for a total bonus of $392,809.

Mr. Vandoorn

For 2016, Mr. Vandoorn's incentive compensation was comprised of one element equal to 0.05% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target (and maximum) of 15% based on the achievement of budgeted variable margin for defined projects with new products;
•	Target (and maximum) of 10% based on the achievement of budgeted third party net sales for defined projects with new products;
•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Mr. Vandoorn's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the variable margin for defined projects with new products performance metric, Mr. Vandoorn would be eligible to receive a bonus of 15% of his base salary if actual performance was 100% of budget.  If actual variable margin for defined projects with new products was greater than zero but less than 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to variable margin for defined projects with new products, increasing ratably from 0% to 15% of his base salary.  Mr. Vandoorn earned a bonus equal to 9.9% of his base salary for 66% achievement of this metric.

With respect to the third party net sales for defined projects with new products metric, Mr. Vandoorn would be eligible to receive a bonus of 10% of his base salary if actual performance was 100% of budget.  If actual third party net sales for defined projects with new products were greater than zero but less than 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 0% to 10% of his base salary. Mr. Vandoorn earned a bonus equal to 6.9% of his base salary for 69% achievement of this objective.

With respect to the free cash performance metric, Mr. Vandoorn would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Vandoorn earned a bonus equal to 10% of his base salary related to this metric.

Mr. Vandoorn met the fixed costs budget for his areas of responsibility and accordingly earned a bonus equal to 5% of his base salary for achievement of this objective.

Mr. Vandoorn's individual performance goals for 2016 (with related bonus opportunity as a percentage of base salary in parentheses) included: meeting R&D milestones (2.0%); defining new innovation targets to achieve sales target (1.5%); fostering acquisition plans (1.5%); completing certain strategic projects (4.0%); and supporting investor relations, including participation in investor conferences (1.0%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Vandoorn earned a bonus equal to 9% of his base salary.

In total, Mr. Vandoorn earned a bonus equal to 40.80% of his base salary for 2016 for these elements, plus $64,080 based on 0.05% of adjusted net earnings, for a total bonus of $249,593.

Mr. Valletta

For 2016, Mr. Valletta's incentive compensation was comprised of one element equal to 0.05% of adjusted net earnings and other elements expressed as a percentage of base salary, measured against performance goals.  These other elements were structured as follows:

•	Target of 5%, up to a maximum of 15%, based on Company performance, measured based on achievement of budgeted third party net sales;
•	Target (and maximum) of 12.5%, based on Company performance, measured based on the standard variable margin on actual sales;
•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Mr. Valletta's areas of responsibility; and
•	Target (and maximum) of 7.5% for achievement of personal objectives.

With respect to the third party net sales metric, Mr. Valletta would not be eligible to receive a bonus if actual performance were less than 90% of budget.  If actual third party net sales were between 90% and 100% of budget, Mr. Valletta would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 0% to 5% of his base salary.  If actual third party net sales were between 100% and 120% of budget, he would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 5% to 15% of his base salary.  Mr. Valletta earned a bonus equal to 1.50% of his base salary for 93% achievement of this metric.

With respect to the standard variable margin metric, Mr. Valletta would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent this metric was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. The use of standard variable margin based on actual sales (rather than actual variable margin) allows Mr. Valletta's profitability achievement to be measured independent of production efficiencies/inefficiencies over which he has no control. Mr. Valletta earned a bonus equal to 6.91% of his base salary related to this metric.

With respect to the free cash performance metric, Mr. Valletta would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Valletta earned a bonus equal to 10% of his base salary for achievement of this metric.

Mr. Valletta met the fixed costs budget for his areas of responsibility and accordingly earned a bonus equal to 5.0% of his base salary for achievement of this objective.

Mr. Valletta's individual performance goals for 2016 (with related bonus opportunity as a percentage of base salary in parentheses) included: supporting the growth plan, particularly in Asia, including specific performance metrics (3.0%); improving efficiency of sales force (1.5%); achieving accounts receivable aging targets (1.0%); maintaining consignment inventories at specific inventory turnover targets (1.0%); supporting M&A activity (0.5%); and serving as executive sponsor of certain sales-related IT projects (0.5%). The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Valletta earned a bonus equal to 6.6% of his base salary.

In total, Mr. Valletta earned a bonus equal to 30.01% of his base salary for 2016 for these elements, plus $64,080 based on 0.05% of adjusted net earnings, for a total bonus of $207,636.

Stock-based compensation

In 2016, the Compensation Committee awarded the following RSUs (including PBRSUs) to certain executive officers:

Name	Time-vested RSUs	PBRSUs	Total
Marc Zandman	22,458	67,375	89,833
Dr. Gerald Paul	32,199	96,596	128,795
Lori Lipcaman	3,595	10,785	14,380
Dieter Wunderlich	4,855	14,565	19,420
Johan Vandoorn	3,780	11,342	15,122
David Valletta	3,970	11,909	15,879

The time-vested RSUs carry only a service condition and vest over a three-year period.  The PBRSUs contain both a three-year service period and performance criteria tied to three year adjusted net earnings per share and free cash flow results.

In connection with Mr. Wunderlich's retirement, the Compensation Committee of the Board of Directors approved the execution of an agreement providing for certain retirement-related benefits, including salary continuation for a period of time after Mr. Wunderlich's retirement, as well as an amendment to Mr. Wunderlich's RSU award agreements providing for the acceleration of all outstanding, time-vested RSUs and the continuation of all outstanding PBRSUs, which will vest if and to the extent the applicable performance criteria are met in accordance with current vesting schedules.

Special Bonuses

In recognition of their work to successfully implement the Company's MOSFETs Enhanced Competitiveness Program, the Compensation Committee approved the payment of €200,000 ($221,370) cash bonus to Dr. Paul and Mr. Wunderlich in 2016.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Zandman is employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc., and is a resident of Israel.  As a result, he is entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other Named Executive Officers, including:

•	advanced training fund, 7.5% of base salary
•	severance fund, 8.33% of base salary
•	disability insurance, 2.5% of base salary
•	pension fund, 5% of base salary

These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for our executive officers.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay, and is a German citizen.  Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in euro.  Lori Lipcaman is also employed by Vishay Europe GmbH, and her employment agreement provides for her base salary to be denominated (and paid) in euro.  Dieter Wunderlich was employed by Vishay Electronic GmbH and is a German citizen.  Johan Vandoorn is employed by Vishay Capacitors Belgium NV and is a citizen of Belgium.  Their respective employment agreements provide for their base salaries to be denominated (and paid) in euro. Mr. Zandman, as a resident of Israel, has his base salary denominated (and paid) in new Israeli shekels.  The amounts reported in U.S. dollars as compensation for these executives fluctuate based on changes in exchange rates.

"Jubilee" Long-Service Awards

All employees of certain Vishay subsidiaries in Europe receive a special bonus upon achieving certain defined years-of-service milestones.  During 2015, Mr. Vandoorn achieved his 35 years-of-service milestone, and elected to receive his award as a contribution to his defined contribution retirement plan, which is included in 2016 "All Other Compensation" on the accompanying summary compensation table (along with other Company contributions to that defined contribution retirement plan).

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three other highest paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million.  As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.  Vishay believes that the compensation it pays to its executive officers generally is fully deductible for federal income tax purposes.  The annual bonuses under the 162(m) Plan are based on Vishay's earnings, and therefore qualify as performance-based compensation.  All stock options awarded by Vishay also qualify as performance-based compensation, as do most awards of restricted stock and RSUs, if vesting is subject to the Company's achievement of performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers.  The Compensation Committee may request that the Named Executive Officers defer certain compensation until the payment of the compensation would be deductible by Vishay for income tax purposes.

Certain covenants

Under the terms of their employment arrangements, the executives are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants.  The non-competition and non-solicitation covenants for executives remain in force through the second anniversary of the date of termination of the executive's employment with the Company.  While the payments and benefits to the executives are made in consideration of the executives' compliance with these covenants, there are no specific forfeiture provisions in the employment contracts for a breach of the covenants.

Executive Compensation Advisory Vote and Its Frequency

At the Company's 2011 Annual Meeting of Stockholders, a majority of the votes cast by stockholders voted, on an advisory basis, to hold an advisory vote on executive compensation triennially. In line with this recommendation by the Company's stockholders, the Company's Board of Directors decided that it will include an advisory stockholder vote on executive compensation in its proxy materials triennially. Advisory votes on executive compensation and the frequency of stockholders' advisory votes on executive compensation are included as Proposals Three and Four, respectively.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis.  Based on that review and discussion, we have recommended to the Board of Directors and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Timothy V. Talbert, Chairman
Dr. Abraham Ludomirski
Thomas C. Wertheimer

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION TABLES
Summary Compensation Table
The following table summarizes information regarding compensation earned, held by, or paid to our Named Executive Officers during the years 2014 - 2016.  Standard columns which are zero for all periods presented are omitted.  The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each Named Executive Officer described in "Compensation Discussion and Analysis," and the "Grants of Plan Based Awards," "Outstanding Equity Awards," "Option Exercises and Stock Vested," "Pension Benefits," and "Non-qualified Deferred Compensation" tables on the pages which follow:

						Change in
						Pension
						Value and
						Non-qualified
					Non-Equity	Deferred
					Incentive	Comp.	All Other
		Salary	Bonus	Stock Awards	Plan Comp.	Earnings	Comp.
Name and Principal		(1)	(2)	(3)(4)(5)(6)	(7)	(8)(9)(10)	(11)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Marc Zandman	2016	$876,414	$-	$1,086,240	$1,281,600	$524,275	$426,167	$4,194,696
Executive Chairman of the Board,	2015	840,770	-	1,175,380	1,090,000	-	414,076	3,520,226
Chief Business Development Officer,	2014	888,986	-	1,190,050	1,412,680	923,751	418,121	4,833,588
and President - Vishay Israel Ltd.

Dr. Gerald Paul	2016	1,032,707	221,370	1,531,965	1,602,000	163,096	189,249	4,740,387
President and Chief Executive Officer	2015	1,004,519	-	1,814,108	1,362,500	-	787,610	4,968,737
	2014	1,169,068	-	1,859,494	1,765,850	988,753	184,770	5,967,935

Lori Lipcaman	2016	432,371	-	164,507	255,709	167,008	26,320	1,045,915
Executive Vice President and	2015	393,806	-	182,293	191,227	-	19,142	786,468
Chief Financial Officer	2014	458,315	-	117,214	269,596	325,969	94,131	1,265,225

Dieter Wunderlich(12)	2016	467,148	221,370	1,021,685	392,809	92,087	26,562	2,221,661
Executive Vice President and	2015	454,397	-	262,914	308,461	-	26,481	1,052,253
Chief Operating Officer	2014	528,832	-	189,349	447,195	422,639	133,054	1,721,069

Johan Vandoorn	2016	454,690	-	172,996	249,593	-	201,732	1,079,011
Executive Vice President and	2015	442,279	-	204,722	198,241	-	126,538	971,780
Chief Technical Officer	2014	514,728	-	131,633	285,533	-	142,343	1,074,237

David Valletta	2016	478,360	-	181,656	207,636	-	32,015	899,667
Executive Vice President - Worldwide Sales	2015	464,427	-	179,342	159,275	14,494	26,508	844,046
	2014	450,900	-	115,529	239,902	77,841	23,222	907,394

(1)
Column (c) reflects base salary earned during the respective years and, for Mr. Valletta, includes amounts deferred in accordance with the provisions of our 401(k) plan.  The employment agreements for Dr. Paul, Messrs. Wunderlich and Vandoorn, and Ms. Lipcaman specify that their salaries be denominated and paid in euro.  The employment agreement for Mr. Zandman provides for his salary to be denominated and paid in Israeli shekels.  The amounts presented have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)
Column (d) reflects bonuses earned by our executive officers during the respective years. The amount in column (d) for Dr. Paul and Mr. Wunderlich are representative of special transaction bonuses granted upon the successful completion of the MOSFETs Enhanced Competitiveness Program.

(3)
Column (e) represents the grant-date fair value of RSUs and PBRSUs granted in the respective years determined in accordance with FASB ASC Topic 718 in the year of grant and the assumptions set forth in Note 12 of our consolidated financial statements included in our Form 10-K filed on February 17, 2017.  The grant-date fair value is recognized for accounting purposes over the vesting periods of the respective awards.  At the grant date, the Company expected all performance-based vesting criteria to be achieved.  Accordingly, Column (e) includes the grant-date fair value for the PBRSUs.   The common stock underlying these awards is not received until the awards are vested (in some cases, subject to satisfaction of performance conditions) and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(4)
Column (e) represents the grant-date fair value of stock awards granted to the Named Executive Officers during the respective years.  The grant-date fair value is recognized over the vesting periods of the respective awards.    There can be no assurance that the grant-date fair value of these awards will ever be realized.  Additionally, this column includes amounts related to modifications of stock awards held by Mr. Wunderlich following his retirement.  A modification to accelerate vesting of an award which was not expected to vest as a result of cessation of employment is accounted for as if the original award was cancelled and a replacement award was granted. Column (e) represents the remeasurement of all Mr. Wunderlich's awards currently outstanding on the modification date. The net result of the modification of the awards was expense recorded by the Company equal to $390,485.

(5)	The performance-based criteria for the 2014 PBRSU awards were met.

(6)
Column (e) also includes the grant-date fair value of 5,000 phantom stock units awarded annually to certain Named Executive Officers pursuant to the terms of their employment agreements.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(7)	Column (g) reflects non-equity incentive compensation earned by our executive officers during the respective years.

(8)
Column (h) reflects the change in the actuarial present value of the Named Executive Officer's pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements as set forth in Note 11 thereof.   No amounts are presented for 2016 for Mr. Valletta because changes in actuarial assumptions resulted in a decrease in the net present value of such benefits by $3,894. No amounts are presented for 2015 for Mr. Zandman, Dr. Paul, Ms. Lipcaman, and Mr. Wunderlich because changes in actuarial assumptions and exchange rate impacts resulted in a decrease in the net present value of such benefits by $378,654, $1,599,625, $130,244, and $204,725, respectively. Mr. Vandoorn does not participate in any defined benefit retirement plans.

(9)
The Company includes in these pension and post employment benefits certain termination benefits for Dr. Paul and Mr. Zandman which are payable at normal retirement if such executives are employed by the Company at age 62.  See "Pension and Retirement Benefits" beginning on page 41.

(10)
Dr. Paul and Mr. Zandman also receive annual contributions to our non-qualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2016, 2015, or 2014 was "above market" or "preferential."  Consequently, no deferred compensation plan earnings are included in the amounts reported in column (h).  See the "Non-qualified Deferred Compensation" table for more information on the benefits payable under the non-qualified deferred compensation plan.

(11)
All other compensation includes amounts deposited on behalf of each Named Executive Officer into Vishay's non-qualified deferred compensation plan pursuant to the employment agreements with each Named Executive Officer, personal use of company car, Company contributions to 401(k) plans or other similar defined contribution plans outside of the United States, benefits generally available to employees in Israel, medical benefits in excess of normal group or government health insurance in country of residence, additional units of phantom stock granted as a result of dividends declared by the Company, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2016	2015	2014
Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	45,662	41,177	29,981	Personal use of Company car*
	206,055	197,414	217,038	Israeli employment benefits*
	56,269	59,855	56,936	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)
	18,181	15,630	14,166	Phantom stock - dividend equivalents
	$426,167	$414,076	$418,121	Total

Dr. Gerald Paul	$$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	41,745	41,822	39,878	Personal use of Company car*
	29,323	28,158	30,726	Company-paid medical costs*
	18,181	15,630	14,166	Phantom stock - dividend equivalents
	-	602,000	-	Settlement of payroll tax audit*
	$189,249	$787,610	$184,770	Total

Lori Lipcaman	$14,046	$7,036	$12,952	Personal use of Company car*
	12,274	12,106	14,331	Company-paid medical costs*
	-	-	66,848	'Jubilee' service award
	$26,320	$19,142	$94,131	Total

Dieter Wunderlich	$12,354	$12,579	$6,646	Personal use of Company car*
	14,208	13,902	16,226	Company-paid medical costs*
	-	-	110,182	'Jubilee' service award
	$26,562	$26,481	$133,054	Total

Johan Vandoorn	$4,857	$10,566	$13,400	Personal use of Company car*
	192,712	111,801	123,944	Contribution to defined contribution retirement plan and related life insurance*
	178	179	214	Company-paid medical costs*
	3,985	3,992	4,785	Allowances*
	$201,732	$126,538	$142,343	Total

David Valletta	$15,621	$10,600	$10,400	Company contribution to non-qualified deferred compensation plan
	2,166	1,858	1,714	Personal use of Company car
	10,061	9,912	9,866	Company match to 401(k) plan
	4,167	4,138	1,242	Group Term Life imputed income
	$32,015	$26,508	$23,222	Total

(12)	Mr. Wunderlich retired and resigned as an officer of the Company effective December 31, 2016.

2016 Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each Named Executive Officer during 2016.  The information included in the table should be read in conjunction with the footnotes which follow and the description of Vishay's 2007 Program described in "Compensation Discussion and Analysis."

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards: Number of Shares of Stock or Units			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			(1)			(2)			(3)	(4)
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Marc Zandman	1/1/2016		-	1,410,000	2,629,242	-	-	-	5,000	58,550
	3/1/2016		-	-	-	33,688	67,375	67,375	22,458	1,027,690

Dr. Gerald Paul	1/1/2016		-	1,762,500	3,098,121	-	-	-	5,000	58,550
	3/1/2016		-	-	-	48,298	96,596	96,596	32,199	1,473,415

Lori Lipcaman	1/1/2016		-	270,956	432,371	-	-	-	-	-
	3/1/2016		-	-	-	5,393	10,785	10,785	3,595	164,507

Dieter Wunderlich	1/1/2016		-	424,364	467,148	-	-	-	-	-
	3/1/2016		-	-	-	7,283	14,565	14,565	4,855	222,165
	11/14/2016	(5)	-	-	-	19,725	39,450	39,450	13,150	799,520

Johan Vandoorn	1/1/2016		-	298,273	454,690	-	-	-	-	-
	3/1/2016		-	-	-	5,671	11,342	11,342	3,780	172,996

David Valletta	1/1/2016		-	261,844	478,360	-	-	-	-	-
	3/1/2016		-	-	-	5,955	11,909	11,909	3,970	181,656

(1)	Amounts in these columns represent the threshold, target and maximum bonus levels for each executive officer.
(2)
Included in this columns are PBRSUs granted pursuant to the respective employment agreements of the Named Executive Officers. The number of RSUs shown in the "threshold" column are those that would vest if 80% of the applicable performance criteria are achieved.

(3)
Included in this column are awards of phantom stock granted to Dr. Paul and Mr. Zandman and annual awards of RSUs granted pursuant to the respective employment agreements of the Named Executive Officers.

(4)	Amounts in this column include:
•
the grant-date fair value of the RSUs.  The amount is calculated using the closing price of Vishay stock on the date of grant of $12.18 adjusted for the present value of expected dividends.  The common stock underlying these awards is not received until the awards are vested (in some cases, subject to the satisfaction of performance conditions) and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

•
the grant-date fair value of 5,000 phantom stock units awarded annually to certain executive officers pursuant to the terms of their employment agreements.  The amount is calculated using the closing price of Vishay stock on the grant date of $11.71.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(5)
Mr. Wunderlich's outstanding unvested RSUs and PBRSUs were modified upon his notice of retirement and resignation effective November 14, 2016. The modified awards were remeasured using the November 14, 2016 closing stock price of $15.20 per share. The awards granted March 1, 2016 were modified and also included in the November 14, 2016 total.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options and stock awards (RSUs) held by our Named Executive Officers as of December 31, 2016.
		Option Awards					Stock Awards
Name	Grant Date (1)(2)(3)(4)	Number of Securities Underlying Unexercised Options (#) Exerciseable (4)	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)

Marc Zandman	3/4/2014	-	-	-	-	-	20,685	335,097	62,056	1,005,307
	3/3/2015	-	-	-	-	-	20,222	327,596	60,666	982,789
	3/1/2016	-	-	-	-	-	22,458	363,820	67,375	1,091,475
Total		-	-	-			63,365	1,026,513	190,097	3,079,571

Dr. Gerald Paul	5/22/2007	77,334	-	-	16.29	5/22/2017	-	-	-	-
	3/4/2014	-	-	-	-	-	33,000	534,600	99,001	1,603,816
	3/3/2015	-	-	-	-	-	31,912	516,974	95,735	1,550,907
	3/1/2016	-	-	-	-	-	32,199	521,624	96,596	1,564,855
Total		77,334	-	-	-	-	97,111	1,573,198	291,332	4,719,578

Lori Lipcaman	3/4/2014	-	-	-	-	-	2,156	34,927	6,469	104,798
	3/3/2015	-	-	-	-	-	3,336	54,043	10,009	162,146
	3/1/2016	-	-	-	-	-	3,595	58,239	10,785	174,717
Total		-	-	-	-	-	9,087	147,209	27,263	441,661

Dieter Wunderlich	3/4/2014	-	-	-	-	-	-	-	10,450	169,290
	3/3/2015	-	-	-	-	-	-	-	14,435	233,847
	3/1/2016	-	-	-	-	-	-	-	14,565	235,953
Total		-	-	-	-	-	-	-	39,450	639,090

Johan Vandoorn	3/4/2014	-	-	-	-	-	2,422	39,236	7,264	117,677
	3/3/2015	-	-	-	-	-	3,747	60,701	11,240	182,088
	3/1/2016	-	-	-	-	-	3,780	61,236	11,342	183,740
Total		-	-	-	-	-	9,949	161,173	29,846	483,505

David Valletta	3/4/2014	-	-	-	-	-	2,125	34,425	6,376	103,291
	3/3/2015	-	-	-	-	-	3,282	53,168	9,847	159,521
	3/1/2016	-	-	-	-	-	3,970	64,314	11,909	192,926
Total		-	-	-	-	-	9,377	151,907	28,132	455,738
(1)	Options vested in six equal annual installments beginning on the first anniversary of the date of grant.
(2)	RSUs granted March 4, 2014 cliff-vested on January 1, 2017.
(3)
Some of the RSUs granted in 2014, 2015, and 2016 include performance-based vesting criteria which also must be met as represented in the column entitled "Equity Incentive Plan awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested."

(4)	For awards granted before July 6, 2010, the number of stock options and exercise prices were adjusted for the VPG spin-off effective July 6, 2010.
(5)	Based on the closing price of Vishay common stock on December 31, 2016 of $16.20.

2016 Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our Named Executive Officers during 2016 as a result of the exercise of stock options and vesting of restricted stock units.
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Marc Zandman	27,619	84,926	23,470	274,834
Dr. Gerald Paul	-	-	38,673	452,861
Lori Lipcaman	-	-	2,527	29,591
Dieter Wunderlich(1)	-	-	17,232	261,488
Johan Vandoorn	-	-	2,838	33,233
David Valletta	-	-	2,574	30,142

(1)
In connection with Mr. Wunderlich's retirement effective December 31, 2016 all of his outstanding time-vested RSUs fully vested on the effective retirement date. As such, 4,082 RSUs time-vested on January 1, 2016 and 13,150 outstanding time-vested RSUs fully vested on December 31, 2016.

The table above excludes RSUs that vested on January 1, 2017.

Pension and Retirement Benefits

Vishay maintains various retirement benefit plans and arrangements.

Vishay's German subsidiaries have a noncontributory defined benefit plan governed by German law covering its management and executive employees.  Dr. Paul, Lori Lipcaman, and Dieter Wunderlich are the only Named Executive Officers that participate in this plan.  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment ("final average compensation").  The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the noncontributory defined benefit plan of Vishay Europe GmbH and its subsidiaries.  Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation.  The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul's actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintained a pension plan which provided defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code.  Effective January 1, 2009, the U.S. pension plans were frozen.  Benefits accumulated as of December 31, 2008 will be paid to employees upon retirement, but no further benefits will accrue beyond that date.  To mitigate the loss in benefits of these employees, effective January 1, 2009, the Company increased the Company-match portion of its 401(k) defined contribution savings plan for employees impacted by the pension freeze.  (Some of these contributions are made to the non-qualified deferred compensation plan for highly-compensated employees.)  David Valletta is the only Named Executive Officer that currently participates in this plan.

The Vishay Non-qualified Retirement Plan was contributory and, other than the fact that it is non-qualified under ERISA, provided substantially the same benefits that are available under Vishay's qualified retirement plan.  Employees with five or more years of service were entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant's 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension is the sum of all units earned during the employee's career.  The plan permits early retirement if the participant is at least age 55 and has at least five years of service.  Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities.  Employees are 100% vested immediately in their contributions.  If employees terminate before rendering five years of service, they forfeit the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions.  Employees receive the value of their accumulated benefits as a life annuity payable monthly from retirement.  For each employee electing a life annuity, payments will not be less than the greater of (a) the employee's accumulated contributions plus interest or (b) an annuity for five years.

Mr. Valletta was a participant in the Vitramon, Inc. Pension Plan (the "Vitramon Plan"), which was a pension plan qualified under ERISA.  Vitramon, Inc. was acquired by Vishay in 1994, and the Vitramon Plan was frozen effective December 31, 1998.  Benefits accumulated as of December 31, 1998 will be paid to employees upon retirement, but no further benefits will accrue beyond that date.   Highly compensated participants in the Vitramon Plan had the option to begin participating in the contributory Vishay Non-qualified Retirement Plan, which Mr. Valletta elected to do effective January 1, 2004.  The Vitramon Plan was subsequently merged into the qualified Vishay Retirement Plan, which is why Mr. Valletta had benefits payable under both the qualified and non-qualified pension plans.

In December 2016, Vishay completed the termination and settlement of the qualified Vishay Retirement Plan.  Plan participants who were not yet receiving retirement benefit payments under the plan had the option to have their accrued benefit converted into a lump sum cash payment, or to receive an annuity contract placed with an insurance carrier.  Mr. Valletta elected to receive an annuity contract from the insurance carrier.  Because the obligation from Vishay was fully settled through the annuity contract with an insurance carrier, the table which follows shows the present value of his accumulated benefit as of January 1, 2016 as a "payment" during the year ended December 31, 2016.  Mr. Valletta received no cash compensation as part of this transaction.

In 2010, Dr. Gerald Paul's and Mr. Zandman's employment arrangements were modified such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason. These modifications were included in formal amendments signed on August 8, 2010. The expense associated with the modifications to the employment arrangements of Dr. Gerald Paul and Mr. Zandman effectively represents a defined retirement benefit that will be recognized for financial accounting purposes over the remaining service period of the individuals.

Mr. Vandoorn does not participate in any defined benefit retirement plans.

2016 Pension and Retirement Benefits Table

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)
Marc Zandman	Individual contractual post-employment medical arrangement	n/a	162,304	-
	Individual contractual termination benefits(3)	n/a	5,377,521	-
Dr. Gerald Paul(2)	Vishay Europe GmbH Pension Plan and individual contractual arrangement	n/a	2,851,367	-
	Individual contractual post-employment medical arrangement	n/a	216,525	-
	Individual contractual termination benefits(3)	n/a	7,124,343	-
Lori Lipcaman(2)	Vishay Europe GmbH Pension Plan	27	1,082,009	-
Dieter Wunderlich(2)	Vishay Europe GmbH Pension Plan	41	1,521,214	-
David Valletta(4)	Vishay Retirement Plan	8	-	79,954
	Vishay Non-qualified Retirement Plan	5	269,392	-

(1)
These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay's consolidated financial statements included in our 2016 Annual Report on Form 10-K.

(2)	Dr. Paul's, Ms. Lipcaman's, and Mr. Wunderlich's benefits are denominated in euro. The dollar amount shown in the table is based on the weighted average conversion rate for 2016.

(3)	These termination benefits are payable upon normal retirement and accordingly the present value is included in this table. See "Potential Payments Upon Termination or a Change in Control."

(4)	The settlement of the Vishay Retirement Plan in 2016 resulted in the transfer of the related Present Value of Accumulated Benefit to an annuity contract.

Non-qualified Deferred Compensation

The Named Executive Officers participate in a non-qualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code.  Certain executive officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes.  The Named Executive Officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  All of the Named Executive Officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2015 was "above market" or "preferential."

2016 Non-qualified Deferred Compensation Table

The following table sets forth information relating to the activity in the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2016 and the aggregate balance of the accounts as of December 31, 2016:

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year (1) ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)

Marc Zandman	-	100,000	136,075	-	1,941,558
Dr. Gerald Paul	-	100,000	388	-	1,361,890
David Valletta	31,880	15,621	78,301	-	748,231

(1)
These amounts are included in column (i) of the "Summary Compensation Table" as a component of "All Other Compensation." No portion of the earnings credited during 2016 was "above market" or "preferential."  Accordingly, no amounts related to earnings on deferred compensation have been included in the "Summary Compensation Table."

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our Named Executive Officers provide incremental compensation in the event of termination, as described below.  Generally, Vishay does not provide any incremental severance or other benefits specifically upon a change in control.  Termination of employment also impacts outstanding stock options, restricted stock units, phantom stock units, and non-qualified deferred compensation balances.

Mr. Zandman and Dr. Paul

The executive employment contracts of Dr. Paul and Mr. Zandman contain severance provisions providing generally for three years of compensation in the case of a termination without cause, a voluntary termination by the executive for "good reason" (as defined in the employment agreement), or any termination (other than for cause) after attaining age 62.  As Dr. Paul has already attained age 62, any voluntary termination of his employment would result in his receiving the severance described below.

Specifically, severance items include:

•	salary continuation for three years, payable over three years;
•	5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;
•	bonus for the year of termination;
•	$1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;
•	lifetime continuation of executive's life insurance benefit. In lieu of insurance, the Company has assumed this obligation;
•
the immediate vesting of the executive's outstanding RSUs and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized (provided that upon a change in control, the outstanding PBRSUs would immediately vest as if the performance criteria had been satisfied); and

•
continuation of executive's medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.

On August 8, 2010, Dr. Paul's and Mr. Zandman's employment arrangements were modified, such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

Other Executives

The employment agreements of Ms. Lipcaman and Messrs. Vandoorn and Valletta have an evergreen three-year term, which effectively provides for salary continuation for three years, payable over three years, in the event of termination without cause.  Additionally, upon such a termination of employment or upon the termination by the executive for good reason, the executive's outstanding RSUs would immediately vest and the executive's outstanding PBRSUs would vest on their normal vesting date to the extent applicable performance criteria are realized (provided that upon a change in control, the outstanding PBRSUs would immediately vest as if the performance criteria had been satisfied). RSUs granted after January 1, 2017 would immediately vest at the time of such executive officer's retirement in accordance with the terms of his or her employment agreement with the Company and the executive's outstanding PBRSUs would also vest if and to the extent the applicable performance criteria are met in accordance with current vesting schedules.

Summary of Potential Payments Upon Termination or a Change in Control

The following table sets forth the compensation that would have been received by each of the Company's executive officers had they been terminated without cause as of December 31, 2016.

	Salary cont.	Bonus	Stock options	Stock grants	Lump sum termination payment	Pension	Medical benefit	Non-qualified deferred compensation
	(1)	(2)	(3)	(4)(5)		(6)	(6)	(7)
Marc Zandman	$2,629,242	$1,281,600	$-	$4,349,084	$1,500,000	$-	$162,304	$1,941,558
Dr. Gerald Paul	3,098,121	1,602,000	-	6,535,777	1,500,000	2,851,367	216,525	1,361,890
Lori Lipcaman	1,297,113	-	-	588,870	-	1,082,009	-	-
Johan Vandoorn	1,364,070	-	-	644,679	-	-	-	-
David Valletta	1,435,080	-	-	607,646	-	269,392	-	748,231

(1)	Equals 3 times U.S. dollar value of the 2016 salary, paid over three years.
(2)	Consists of bonus and non-equity incentive plan compensation for 2016 as reflected in the "Summary Compensation Table."
(3)	Equals the value of "in the money" options held at December 31, 2016, of which there were none.
(4)
For Mr. Zandman and Dr. Gerald Paul, includes 15,000 shares, multiplied by $16.20, which was the closing price of Vishay's common stock on December 31, 2016.  The shares are to be paid out over three years.

(5)	Includes the value of RSUs outstanding as of December 31, 2016, and assumes all performance criteria will be met.
(6)	Present value of accumulated benefit reflected in the "Pension Benefits" table, paid annually until death, exclusive of contractual termination payments for Dr. Paul and Mr. Zandman.
(7)	Aggregate balance at year end as reflected in the "Non-qualified Deferred Compensation" table.

The table above does not include the amounts that would be received for the reimbursement of excise taxes for Mr. Zandman and Dr. Paul, as further described in the section "Golden Parachute Gross-up" below.

The Company self-insures its obligation to provide continuing life insurance benefits to Mr. Zandman and Dr. Paul.  Pursuant to their employment contracts, Mr. Zandman and Dr. Paul have life insurance benefits equal to three-times base salary while employed, and one-times base salary upon retirement.  The amounts to be paid by the Company in the event of termination by reason of death would increase by three-times the base salary of Mr. Zandman and Dr. Paul, respectively.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive's average annual compensation.  Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance, other compensation, or benefits payable could be subject to the excise tax depending upon several factors (including the amount of severance, the average compensation of the affected Named Executive Officer, and certain other compensation amounts that vest or are paid in connection with a change of control).  The employment agreements of Mr. Zandman and Dr. Paul entered into prior to 2010 provide for Vishay to reimburse such Named Executive Officers for any excise tax.  The Compensation Committee believed that it would be unfair for the executive to be taxed in such a case because the payments are not intended to be made exclusively with respect to a change in control.  Current practice among our peer group companies is to not provide such benefits.  The employment agreements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta do not provide such a provision.

If a change in control had occurred on December 31, 2016 and if Mr. Zandman and Dr. Paul had been terminated on that date, we estimate that the Company would be required to pay approximately $5.3 million and $7.6 million, respectively, to insulate Mr. Zandman and Dr. Paul from the effects of the excise tax.  In the event of an actual termination, the actual amounts that the Company would be required to pay would be based on specific facts and circumstances at the time.

Retirement of Dieter Wunderlich

On November 14, 2016, the Board of Directors accepted Mr. Dieter Wunderlich's retirement and resignation from his position as Executive Vice President and Chief Operating Officer of the Company, which was effective as of December 31, 2016.

In connection with Mr. Wunderlich's retirement, the Compensation Committee of the Board of Directors approved the execution of an agreement providing for certain retirement-related benefits (the "Retirement Agreement").  Under the terms of the Retirement Agreement, Mr. Wunderlich is entitled to receive:

•	continued payment, through March 31, 2017, of his monthly salary;
•	a lump-sum payment, payable in April 2017, of €422,068 (approximately $470,000, equal to his annual salary); and
•	continued use of his company car through March 31, 2017.

Furthermore, the Compensation Committee of the Board of Directors approved the execution of amendments to Mr. Wunderlich's restricted stock unit award agreements providing for the acceleration of all outstanding, time-vested RSUs and the continuation of all outstanding PBRSUs, which will vest if and to the extent the applicable performance criteria are met in accordance with current vesting schedules.  Mr. Wunderlich received 6,907 shares of common stock effective December 31, 2016 (vesting of 13,150 RSUs net of 6,243 share withheld for taxes) related to the vesting of the time-vested RSUs.  An aggregate of 39,450 shares of common stock will be delivered to Mr. Wunderlich through March 2019, provided the Company performance objectives are achieved for those periods.

Impact on Non-qualified Deferred Compensation Balances

As described above, certain Named Executive Officers participate in a non-qualified deferred compensation plan. All of the Named Executive Officers have elected to defer such compensation until retirement or termination of employment, at which time the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

One Named Executive Officer, Dr. Paul, has stock options outstanding that were granted under the 1998 Stock Option Program or the 2007 Program. The outstanding stock options as of December 31, 2016 were as follows:

Name	1998 Program	2007 Program	Total
Dr. Gerald Paul	70,000	7,334	77,334

Pursuant to the 1998 Stock Option Program and the 2007 Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options).  Upon voluntary termination, the optionee has up to 60 days to exercise any vested options.  However, Vishay has, in the past, modified these terms as part of negotiated termination agreements.

As of December 31, 2016, no outstanding options were in the money.

Impact on RSUs

With respect to our NEOs, in the event of (i) the termination of the executive's employment without cause, by the executive for "good reason", or as a result of death or disability, the executive's outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive's outstanding RSUs and PBRSUs shall immediately vest.  In the event of voluntary termination by the executive (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited.  At December 31, 2016, unvested time-vested RSUs and PBRSUs were as follows:

Name	Unvested Time-vested RSUs	Unvested PBRSUs
Marc Zandman	63,365	190,097
Dr. Gerald Paul	97,111	291,332
Lori Lipcaman	9,087	27,263
Johan Vandoorn	9,949	29,846
David Valletta	9,377	28,132

The table above excludes the 2017 annual grant for the current Named Executive Officers and includes the RSUs that vested January 1, 2017.

Impact on Phantom Stock Units

Certain executive officers receive an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements.  Additionally, those executives receive dividend equivalents in the form of additional phantom stock units each time the Company pays a dividend on its common stock.  Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by certain executive officers and the value of the underlying common stock at December 31, 2016:

Name	Phantom Stock Units	Value
Marc Zandman	72,344	$1,171,973
Dr. Gerald Paul	72,344	$1,171,973

The table above excludes the 2017 annual grant to certain executive officers of 5,000 phantom stock units and dividend equivalents received in 2017.

2017 Executive Compensation

Base Salaries

The Compensation Committee of the Board of Directors approved the 2017 base salaries for our Named Executive Officers, as follows:

Name	Position	2017 Base Salary(1)
Marc Zandman	Executive Chairman, Chief Business Development Officer, and President, Vishay Israel Ltd.	ILS 3,466,119 (approximately$900,000)(2)
Dr. Gerald Paul	President and Chief Executive Officer	€961,043 (approximately $1,060,000)(3)
Lori Lipcaman	Executive Vice President and Chief Financial Officer	€402,367 (approximately $450,000)(3)
Johan Vandoorn	Executive Vice President and Chief Technical Officer	€451,894 (approximately $500,000)(3)
David Valletta	Executive Vice President Worldwide Sales	$492,711
Clarence Tse	Executive Vice President Business Head Semiconductors	TWD 16,938,683 (approximately $520,000)(4)
Joel Smejkal	Executive Vice President Business Head Passive Components	$242,831
Werner Gebhardt	Executive Vice President Global Human Resources	€233,406 (approximately $260,000)(3)

(1)	The amounts shown have been converted into U.S. dollars at the weighted average exchange rate for 2016.
(2)	Paid in new Israeli shekels (ILS).
(3)	Paid in euro.
(4)	Paid in new Taiwan dollars.

Long-term Equity Incentives

The employment agreements of the executive officers provide for annual grants of equity-based compensation in the form of RSUs. The grants are made pursuant to the 2007 Program. The grants are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Marc Zandman	125% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	40% of base salary
Johan Vandoorn	40% of base salary
David Valletta	40% of base salary
Clarence Tse	30% of base salary
Joel Smejkal	30% of base salary
Werner Gebhardt	30% of base salary

The number of units granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee.  The PBRSUs contain a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied. Of the total equity-based compensation grant, 25% of each grant is in the form of time-vested RSUs that carry only a service condition. The remaining 75% of each grant is in the form of PBRSUs. The PBRSUs will vest if certain defined performance criteria established by the Compensation Committee are realized.

The grants for 2017 under these equity compensation arrangements, which will time-vest on January 1, 2020, are as follows:

Name	Time-vested RSUs	PBRSUs	Total
Marc Zandman	17,413	52,240	69,653
Dr. Gerald Paul	24,622	73,868	98,490
Lori Lipcaman	2,749	8,247	10,996
Johan Vandoorn	3,087	9,263	12,350
David Valletta	3,041	9,125	12,166
Clarence Tse	2,355	7,066	9,421
Joel Smejkal	1,091	3,275	4,366
Werner Gebhardt	1,161	3,484	4,645

Employment Agreements

The Company is currently preparing employment agreements with the newly appointed executive officers, and amending and restating the employment agreements with certain continuing executive officers.  The employment agreements are expected to primarily formalize the substance of previously disclosed employment arrangements with these executives.

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2016.

	Number of Shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders (1)
1998 Stock Option Program	70,000	$16.29	-

2007 Stock Incentive Program (2)
Stock options (3)	7,000	$16.29		(2)
Restricted Stock Units (4)	1,004,000	n/a		(2)
Phantom Stock Units (5)	145,000	n/a		(2)
Total 2007 Stock Incentive Program	1,156,000		3,474,000

Total approved by stockholders	1,226,000		3,474,000

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	1,226,000		3,474,000

(1)
Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
The 2007 Program provides for the grant of stock options, restricted stock, unrestricted stock, RSUs (including PBRSUs), and phantom stock units.  Therefore the shares available for future issuance are presented only in total for the program.

(3)	Includes adjustments made to all option awards as a consequence of the spin-off of VPG.

(4)	Each RSU entitles the recipient to receive a share of Vishay common stock. Because these awards have no exercise price, there is no calculation of weighted average exercise price.

(5)
Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement.  Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Nonetheless, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program is designed to support the Company's long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives' interests with those of the stockholders. The Compensation Committee continually reviews the compensation program for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with the interests of our stockholders and current market practices.

Accordingly, the following resolution will be submitted for a stockholder vote at the 2017 annual meeting:

"RESOLVED, that the stockholders approve the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption 'Compensation Discussion and Analysis' of this proxy statement."

The Board of Directors recommends that you vote FOR approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption 'Compensation Discussion and Analysis' of this proxy statement.

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal Three, in our proxy statement. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Nonetheless, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Accordingly, the following resolution will be submitted for a stockholder vote at the 2017 annual meeting:

"RESOLVED, that the stockholders wish the company to include an advisory vote on the compensation of the Company's Named Executive Officers pursuant to Section 14A of the Securities Exchange Act:

·	triennially
·	biannually; or
·	annually."

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation TRIENNIALLY. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management's interests are aligned with our stockholders' interests. Accordingly, we grant stock awards with multi-year vesting periods to encourage our officers to focus on long-term performance, and our PBRSUs vest based on three-year performance results. A triennial vote would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

PROPOSAL FIVE

APPROVAL OF AMENDED AND RESTATED VISHAY INTERTECHNOLOGY SECTION 162(M) CASH BONUS PLAN

The provisions of the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the "Plan") are described in "Compensation Components – Incentive Compensation" beginning on page 26 and "2016 Executive Compensation – Performance-based bonus" on page 29.

The proposed amendment and restatement of the Plan is summarized below; however, you should read the entire amended and restated Plan, attached as Annex A, before you decide how to vote your shares.

Background

The Plan is intended to qualify as a "performance-based" plan under Section 162(m) of the Internal Revenue Code. To qualify under Section 162(m), stockholder approval is required for any material amendment to the 162(m) Plan and the plan must generally be re-approved by the stockholders every five years.

The amended and restated Plan is substantially similar to the Plan last approved by stockholders in 2012.

Material Terms of the Amended and Restated Plan

All senior executives of the Company are eligible to participate in the Plan upon designation by the Compensation Committee. Each bonus award granted under the Plan will represent a percentage of the Adjusted Net Earnings of the Company (if any) in respect of a certain fiscal year. Adjusted Net Earnings means the Company's earnings (loss) from continuing operations, net of tax, attributable to the Company's stockholders for that year, as determined in accordance with GAAP, but excluding: (1) pre-tax charges or credits presented and disclosed as an unusual or infrequently occurring item pursuant to Accounting Standards Codification 225-20-45-16; (2) restructuring and severance costs, asset write-downs, impairment charges, pension settlement charges, executive compensation charges and credits triggered by cessation of service, gains and losses on sale of land and buildings, gains and losses on early extinguishment of debt, direct costs of acquisitions (including abandoned acquisition targets), gains and losses on disposal of investments, casualty losses, and gains related to insurance proceeds related to casualty losses; (3) the tax effects of any item described in clauses (1) - (2), above; (4) tax effects of defined cash repatriation programs; (5) tax charges and credits recorded for changes in valuation allowances and uncertain tax positions; and (6) the effects of changes in tax laws or regulations.  If this measure of Adjusted Net Earnings for any fiscal year is greater than the non-GAAP financial measure of the same title reported in the Company's Form 10-K and/or earnings press releases for that year, the Compensation Committee may in its discretion reduce Adjusted Net Earnings to an amount not less than such non-GAAP measure, and that reduced amount will then be used to determine amounts payable under the Plan for that year. No bonus award may exceed the lesser of three times the senior executive's base salary for that year or $5,000,000. In addition, unless otherwise provided in an agreement between a senior executive and the Company, in order to receive a bonus payment, each senior executive must be an employee of the Company on the date bonuses are paid under the Plan, which generally will not be later than two and a half months following the end of the applicable fiscal year.

If the amended and restated Plan, is not approved at the annual meeting, the Plan as previously approved by the stockholders will continue in effect.  If approved, the participants in the plan will be Dr. Gerald Paul, Mr. Marc Zandman, Ms. Lori Lipcaman, Mr. Johan Vandoorn, Mr. David Valletta, Mr. Clarence Tse, Mr. Joel Smejkal, and Mr. Werner Gebhardt.  At this time, the Compensation Committee does not intend to designate additional executives to whom bonuses will be awarded under the Plan.  Thus, at present, the Plan is expected to have eight participants.  A summary of the new plan benefits, assuming the 2017 plan provisions were in effect for 2016, is provided below.
New Plan Benefits Table
Amended and Restated Vishay Intertechnology Section 162(m) Cash Bonus Plan

Name and Position	Dollar Value ($)
Marc Zandman Executive Chairman, Chief Business Development Officer, and President, Vishay Israel Ltd.	1,281,600
Dr. Gerald Paul President and Chief Executive Officer	1,602,000
Lori Lipcaman Executive Vice President and Chief Financial Officer	128,160
Johan Vandoorn Executive Vice President and Chief Technical Officer	128,160
David Valletta Executive Vice President Worldwide Sales	64,080
Clarence Tse Executive Vice President Business Head Semiconductors	89,712
Joel Smejkal Executive Vice President Business Head Passive Components	89,712
Werner Gebhardt Executive Vice President Global Human Resources	64,080
All named executive officers as a group	3,447,504
All non-executive directors as a group	-
All other employees as a group	-

The Board of Directors recommends that you vote "FOR" the approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions.  Related parties include our directors and executive officers, or any person who is an immediate family member of any director or executive officer; a stockholder owning in excess of 5% of any class of our securities; and any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest.  A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.
The Nominating and Corporate Governance Committee has the responsibility of administering the policy.  Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated.
All transactions with related parties meeting the disclosure thresholds established by the SEC must be approved or ratified by the Committee. All new employment relationships with a family member of a director or executive officer must be approved by the Committee.  The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.
The Committee determines whether or not to approve or ratify a transaction or employment relationship based on all relevant facts and circumstances, including:
•	the extent of the related person's interest in the transaction and the materiality of the transaction to the Company;
•	the benefits to the Company of the transaction;
•	the availability of other sources of comparable products or services; and
•	the commercial reasonableness of the transaction.
The following related party relationships and transactions meet the threshold established by the SEC for disclosure in our annual proxy statement:
Yitzhak Shoshani is the brother of director Ruta Zandman.  Mr. Yitzhak Shoshani is Vice President and General Manager of, and owns 13.3% of, Ecomal Israel, a distributor of our products mainly in the Israeli market. In 2016, Mr. Yitzhak Shoshani's compensation (salary and car allowance) was ILS 626,883 ($163,263).  Mr. Shoshani also received $186,655 in the form of dividends due to the performance of Ecomal Israel for 2016.
Roy Shoshani is the brother of Ziv Shoshani.  He is currently Vice President of Vishay's Integrated Circuits Division.   In 2016, Mr. Roy Shoshani's compensation (salary, bonus, and car and housing allowances) was $532,155.
Vishay Precision Group, Inc.
On July 6, 2010, Vishay completed the spin-off of Vishay Precision Group, Inc. (VPG) to its stockholders as an independent, publicly-traded company. Prior to July 6, 2010, Vishay Precision Group, Inc. was a wholly-owned subsidiary of the Company.
Following the spin-off, VPG and Vishay operate separately, each as independent public companies. Vishay Intertechnology has no ownership interest in VPG.
However, Ruta Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, all of whom stand for election to our Board of Directors, control a large portion of the voting power of both Vishay and VPG. Mrs. Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, controls approximately 42.6% of the voting power of our capital stock and approximately 35% of the total voting power of VPG's capital stock. Mr. Zandman, our Executive Chairman of the Board and an executive officer of Vishay, serves as the Chairman of VPG. Ziv Shoshani, CEO of VPG and a nephew of Mrs. Ruta Zandman, serves as a director of Vishay.

In connection with the completion of the spin-off, on July 6, 2010, Vishay and its subsidiaries entered into several agreements with VPG and its subsidiaries that govern the relationship of the parties following the spin-off. Among the agreements entered into with VPG and its subsidiaries were a trademark license agreement, transition services agreement, several lease agreements, and supply agreements. None of the agreements have had or are expected to have a material impact on Vishay's financial position, results of operations, or liquidity. Some of these agreements have expired and have not been renewed. We believe that the pricing associated with these agreements are equivalent to arms-length transactions between unrelated parties. However, such agreements were negotiated when VPG was still a subsidiary of Vishay Intertechnology. These agreements are described in the section entitled "Certain Relationships and Related Party Transactions," which is incorporated by reference herein, of the registration statement on Form 10 of Vishay Precision Group filed with the SEC on June 22, 2010.

Timothy V. Talbert, a director, is also a member of the Board of Directors of VPG.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting.  The Board of Directors is not aware of any other matters proposed to be presented at the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10‑K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2016 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644‑1300.  A copy of our Annual Report to Stockholders and our Annual Report on Form 10-K are also available on our investor relations website at ir.vishay.com.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Under SEC rules, if a stockholder wants us to include a proposal in our proxy materials for the 2018 annual meeting, a stockholder proposal must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission and be received by our Corporate Secretary by the close of business on December 1, 2017.

The form of proxy issued with our 2018 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2018 annual meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Corporate Secretary of such proposal before February 14, 2018 and certain other conditions provided for in the SEC's rules have been satisfied.

By Order of the Board of Directors,
Peter Henrici
Corporate Secretary

March 31, 2017

ANNEX A
Vishay Intertechnology Section 162(m) Cash Bonus Plan
(as amended and restated, Effective as of March 30, 2017)

1.	Definitions

The following terms have the meanings indicated unless a different meaning is clearly required by the context:

1.1. "Adjusted Net Earnings" for any fiscal year means the Company's earnings (loss) from continuing operations, net of tax, attributable to the Company's stockholders for that year, as determined in accordance with United States generally accepted accounting principles ("GAAP"), but excluding: (1) pre-tax charges or credits presented and disclosed as an unusual or infrequently occurring item pursuant to Accounting Standards Codification 225-20-45-16; (2) restructuring and severance costs, asset write-downs, impairment charges, pension settlement charges, executive compensation charges and credits triggered by cessation of service, gains and losses on sale of land and buildings, gains and losses on early extinguishment of debt, direct costs of acquisitions (including abandoned acquisition targets), gains and losses on disposal of investments, casualty losses, and gains related to insurance proceeds related to casualty losses; (3) the tax effects of any item described in clauses (1) - (2), above; (4) tax effects of defined cash repatriation programs; (5) tax charges and credits recorded for changes in valuation allowances and uncertain tax positions; and (6) the effects of changes in tax laws or regulations.  Notwithstanding the foregoing, if this measure of Adjusted Net Earnings for any fiscal year is greater than the non-GAAP financial measure of the same title reported in the Company's Form 10-K and/or earnings press releases for that year, the Committee may in its discretion reduce Adjusted Net Earnings to an amount not less than such non-GAAP measure, and that reduced amount will then be used to determine amounts payable under this Plan for that year.

1.2. "Board of Directors" means the Board of Directors of the Company.

1.3. "Bonus Award" means an award of performance-based incentive income under the Plan.

1.4. "Code" means the Internal Revenue Code of 1986, as amended.

1.5. "Committee" means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Vishay Intertechnology, Inc., each of whom shall be "outside directors" within the meaning of section 162(m) of the Code. In the event that the Compensation Committee includes individuals who are not "outside directors," such individuals shall recuse themselves from any deliberations and decisions concerning this Plan.

1.6. "Company" means Vishay Intertechnology, Inc. and its consolidated subsidiaries and affiliates.

1.7. "Participant" means a senior executive who is designated as a participant in the Plan by the Committee in its sole discretion.

1.8. "Plan" means this Vishay Intertechnology Section 162(m) Cash Bonus Plan, as amended and restated effective as of March 30, 2017.

2.	Purpose

The purpose of the Plan is to provide annual incentives to the Participants in a manner designed to reinforce the Company's performance goals and to strengthen the Company's "pay for performance" ethic by linking a significant portion of Participants' compensation to the achievement of such goals, while seeking to preserve, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to the Participants through payment of qualified "performance-based" compensation within the meaning of section 162(m)(4)(C) of the Code. The Plan is an amendment and restatement of the Vishay Section 162(m) Cash Bonus Plan adopted by the Board of Directors and approved by the Company's stockholders in 1994, 1999, 2000, 2003, 2004 and last amended and restated in 2012.

3.	Participation

Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to select those senior executives who shall receive Bonus Awards under the Plan, to determine the amount of cash to be paid pursuant to each Bonus Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Bonus Award.

4.	Performance Goals and Bonus Awards

4.1. Subject to Section 4.2 below, the Committee may provide each Participant with an opportunity to earn a Bonus Award under the Plan representing a percentage of Adjusted Net Earnings of the Company. The Committee shall determine the percentage of Adjusted Net Earnings applicable to each Bonus Award in its sole discretion no later than the ninetieth (90th) day of the fiscal year to which each Bonus Award relates.

4.2. The amount ultimately payable to any Participant under this Plan with respect to any fiscal year may not exceed the lesser of (i) three (3) times the Participant's base salary for that year or (ii) $5,000,000.

5.	Bonus Awards

5.1. Each Bonus Award earned under the Plan shall be paid to the Participant in cash no later than two and a half months following the fiscal year to which the Bonus Award relates; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under section 162(m) of the Code) that the performance goals and any other material terms related to the Bonus Award were in fact satisfied; and provided further that the timing of any such payment may be deferred under Section 7.7 hereof.
A-1

5.2. Except as otherwise provided in Section 5.3 hereof or in any employment, severance or similar agreement between a Participant and the Company, no Bonus Award shall be paid to any Participant who is not actively employed by the Company on the date that Bonus Awards are paid to Participants in the Plan generally.

5.3. If a Participant dies after the end of a fiscal year and prior to the payment of such Participant's Bonus Award for such fiscal year, such Bonus Award shall be made to the representative of the Participant's estate.

5.4. The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

6.	Administrative Provisions

6.1. The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.

6.2. No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

7.	Miscellaneous

7.1. The Plan, as amended and restated, was adopted by the Board of Directors and the Compensation Committee effective as of March 30, 2017, subject to stockholder approval.

7.2. The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of section 162(m) of the Code provided in section 162(m)(4)(C) of the Code. Upon any such termination, all rights of a Participant with respect to any fiscal year that has not ended on or prior to the effective date of such termination shall become null and void.

7.3. Nothing herein shall preclude the Compensation Committee from granting any or all of the Participants additional or different bonuses or incentive compensation, which may or may not qualify as "performance based compensation" within the meaning of Section 162(m) of the Code.

7.4. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

7.5. All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

7.6. Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant's employment. No person shall have any claim or right to participate in or receive any Bonus Award under the Plan for any particular fiscal year.

7.7. Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company's Federal tax deduction in respect of a Bonus Award hereunder may be limited as a result of section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee.  All or part of the amount credited to the Participant's account described in this Section 7.7 shall be paid to the Participant as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that if the payment were made on such date, the deduction of such payment will not be barred or limited as a result of section 162(m) of the Code.  The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.
A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VISHAY INTERTECHNOLOGY, INC. 59 MAIDEN LANE NEW YORK, NY 10038
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E24372-P87028	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

VISHAY INTERTECHNOLOGY, INC. The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees 01)Dr. Abraham Ludormirski 02)Ronald Ruzic 03)Raanan Zilberman	¡	¡	¡

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2017.						¡	¡	¡

3.	The advisory approval of the compensation of the Company's executive officers.						¡	¡	¡

The Board of Directors recommend that an advisory vote on the compensation of the Company's executive officers be held Triennially (3 Years):						3 Yrs	2 Yrs	1 Yr	Abstain

4.	Frequency of advisory vote on the compensation of the Company's executive officers.					¡	¡	¡	¡

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

5.	The approval of the amended and restated Vishay Intertechnology Section 162(m) Cash Bonus Plan.						¡	¡	¡

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					¡

			Yes	No
Please indicate if you plan to attend this meeting.			¡	¡
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 23, 2017.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2017 Annual Meeting of Stockholders

2016 Annual Report to Stockholders

To view these materials, visit http://ir.vishay.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

VISHAY INTERTECHNOLOGY, INC.
2017 Annual Meeting of Stockholders

The undersigned hereby appoints Marc Zandman, Dr. Gerald Paul, and Lori Lipcaman, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at the Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Avenue, Malvern, PA 19355, at 9:30 a.m., local time, on Tuesday, May 23, 2017, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments :

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the other side.)